Exhibit 1.1

Important Note: The following is an English translation of the Chinese version of the Articles of Association of Aluminum Corporation of China Limited (中國鋁業股份有限公司章程). In
case of any discrepancies or inconsistencies, the Chinese version shall always prevail.

ARTICLES OF ASSOCIATION

OF

Aluminum Corporation of China Limited

(Adopted at the Extraordinary Shareholders’ General Meeting of the Company on September 24, 2001)

(Approved by the State Economic and Trade Commission on September 26, 2001)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on June 12, 2002)

(Amended with the Approval of the State Economic and Trade Commission on July 5, 2002)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on June 7, 2004)

(Amended with the Approval of the State-owned Assets Supervision and Administration Commission of the State Council on July 30, 2004)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on June 9, 2005)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on October 14, 2005)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on May 10, 2006)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on February 27, 2007)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on October 12, 2007)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on May 9, 2008)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on October 28, 2008)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on May 26, 2009)

(Amended with the Approval of the State-owned Assets Supervision and Administration Commission of the State Council on September 11, 2009)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on June 22, 2010)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on February 28, 2011)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on October 12, 2012)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on December 29, 2015)

(Amended with the Approval of the Shareholders’ General Meeting of the Company on October 26, 2017)

ARTICLES OF ASSOCIATION OF
Aluminum Corporation of China Limited

CHAPTER 1 General Provisions

Article 1.	To safeguard the legitimate rights and interests of Aluminum Corporation of China Limited* (the “Company”), its shareholders and creditors, and to regulate the organization and activities of the Company, the Company formulated the Articles of Association in accordance with laws and regulations such as the Company Law of the People’s Republic of China (the “Company Law”), the Securities Law of the People’s Republic of China (the “Securities Law”), the Constitution of the Communist Party of China (the “Party Constitution”), the Special Regulations of the State Council on the Overseas Offer and Listing of Shares by Joint Stock Limited Companies (the “Special Regulations”), the Mandatory Provisions for Articles of Association of Companies to be Listed Overseas, the Guidelines on Articles of Association of Listed Companies, the Code of Corporate Governance for Listed Companies in China, the rules governing the listing of shares or securities on the stock exchanges on which the Company’s Shares are listed (including the Shanghai Stock Exchange, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange) (the “Relevant Listing Rules”).

Article 2.	The Company is a joint stock limited company established in accordance with the Company Law, the Special Regulations, other relevant State laws and administrative regulations.

Following approval by the State Economic and Trade Commission by virtue of the GJMQG [2001] No. 818, the Company was registered with the State Administration for Industry and Commerce (the “SAIC”) on September 10, 2001, and obtained a business license of an enterprise with legal personality. The Company’s unified social credit code is 911100007109288314.

The Company’s sponsors include Aluminum Corporation of China, Guangxi Investment (Group) Co., Ltd., and Guizhou Provincial Materials Development and Investment Corporation.

Article 3.	The Company’s registered name:

Full name in Chinese:
中國鋁業股份有限公司
Abbreviated name in Chinese: “中國鋁業”
Full name in English: Aluminum Corporation of China Limited
Abbreviated name in English: Chalco.

Article 4.	The Company’s domicile:
No. 62, North Xizhimen Street,
Beijing, China
Postal code: 100082
Tel: (010)82298322
Fax: (010)82298158

Article 5.	The legal representative of the Company shall be the chairman of its Board of Directors.

Article 6.	The Company is a joint stock limited company existing in perpetuity.

Each shareholder shall enjoy rights and assume liabilities to the extent of his shareholding in the Company. The Company shall assume liabilities for its debt to the extent of its entire assets.

The Company is an independent legal person, which shall be governed and protected by China laws, administrative rules and other regulations issued by the Government.

Article 7.	These Articles of Association shall enter into effect if they are adopted by the special resolutions at the Shareholders’ General Meeting of the Company.

Article 8.	These Articles of Association shall become a legally binding document that regulates the organization and acts of the Company and the rights and obligations between the Company and the shareholders and between shareholders inter se from the date on which they become effective.

Article 9.	These Articles of Association shall be binding upon the Company and its shareholders, directors, supervisors, managers and other senior management staff. All the above persons may make claims related to Company matters in accordance with these Articles of Association.

Subject to CHAPTER 23 of these Articles of Association, shareholders may sue the Company; the Company may sue shareholders, directors, supervisors, the Manager and other senior management staff; shareholders may sue shareholders; and shareholders may sue directors, supervisors, the Manager and other senior management staff of the Company in accordance with these Articles of Association.

For the purposes of the preceding paragraph, the term “sue” shall include the institution of proceedings in a court or the application to an arbitration institution for arbitration.

Article 10.	The Company may invest in other enterprises. However, except as otherwise provided by laws, the Company shall not become an investor that is jointly and severally liable for the debt of the invested enterprises.

The Company shall not be an unlimited liability shareholder of any other for-profit organizations.

Article 11.	Under the premise of obeying the laws and administrative regulations of China, the Company has the right of financing or borrowing. The right of financing of the Company includes (but is not limited to) the right to issue the corporate bonds, to mortgage or pledge the right of ownership.

Article 12.	In accordance with the relevant regulations of the Party Constitution and the Company Law, organizations of the Communist Party of China (hereinafter the “Party”) shall be established; the Party Committee shall play the core leadership role, providing direction, managing the overall situation and ensuring implementation. The working organs of the Party shall be established, equipped with sufficient staff to deal with Party affairs and provided with sufficient funds to operate the Party organization.

CHAPTER 2 Purpose and Scope of Business

Article 13.	The business purpose of the Company is: to maximize the shareholders’ interests, establish the management system and operational mechanism that are in line with international standards, strengthen the management, improve the efficiency; improve the technological content of products guided by the market and via product upgrades and technical innovations, continue reducing the costs, expanding the market share, thus, to improve the Company’s overall competitiveness.

Article 14.	The business scope of the Company shall be in accordance with the items approved by the agency with which the Company is registered.

The business scope of the Company shall include: the exploration and mining of bauxite and other metals, limestone and coal; the production and sale of aluminum, magnesium and other metal products, smelted products and processed products; the production and sales of coal; the production and sales of carbon products and related non-ferrous metal products, water, electricity and steam, industrial oxygen and nitrogen; the production, sales, loading, unloading and transportation services of autoclaved fly ash bricks; the production and sales of sulfuric acid (or the hazardous chemicals); electricity generation and sales; research and development, production and sales of products from comprehensive utilization of mine tailings (including red mud); prospective design, construction and installation; the manufacturing, installation and maintenance of machinery and equipment, spare parts, non-standard equipment; the repairing of automotive and construction machinery; the manufacture and sales of automobile of special process; the road transport of cargo; the installation, maintenance, inspection and sales of telecommunications communication and testing instruments; automat measurement control, the design, installation and testing of network and software system; the material inspection and analysis; operation of office automation and instruments; relevant technological development and technical services.

Article 15.	The Company may, based on business development demand, establish wholly owned subsidiaries and holding companies, branches, offices and other branches. The subsidiary name should begin with “Chalco”, the abbreviation for Aluminum Corporation of China Limited. The branch name should begin with the full name of “Aluminum Corporation of China Limited”.

Subject to the approval by relevant government agencies, the Company may adjust its form and scope of business timely, and may establish branches (no matter whether or not it is wholly owned) and offices inside and outside the People’s Republic of China as well as in Hong Kong, Macao or Taiwan according to the business development demand.

CHAPTER 3 Shares and Registered Capital

Article 16.	The Company shall have ordinary shares at all times. The ordinary shares issued by the Company include domestic shares and foreign shares. It may have other kinds of shares according to the need, upon approval by the authorities that are authorized by the State Council to examine and approve companies.

Article 17.	All the shares issued by the Company shall have a par value which shall be RMB1 Yuan for each share.

For the purposes of the above paragraph, the term “RMB” shall refer to the legal tender of the People’s Republic of China.

Article 18.	The Company may issue shares to domestic investors and foreign investors following approval from the State Council authorities in charge of securities.

For the purposes of the preceding paragraph, the term “foreign investors” shall mean investors from foreign countries or from the Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan that subscribe for shares issued by the Company; and the term “domestic investors” shall mean investors inside the PRC, excluding the above-mentioned regions, that subscribe for shares issued by the Company.

Article 19.	Shares issued by the Company to domestic investors and to be subscribed for in Renminbi shall be referred to as “domestic investment shares”. Shares issued by the Company to foreign investors and to be subscribed in a foreign currency shall be referred to as “foreign investment shares”. Foreign investment shares listed outside the People’s Republic of China shall be referred to as “foreign investment shares listed outside the People’s Republic of China”. Both holders of domestic investment shares and overseas listed foreign investment shares are holders of common shares and shall enjoy identical rights and bear identical obligations.

For the purposes of the preceding paragraph, the term “foreign currency” means the legal tender, other than the Renminbi, of another country or region that can be used to pay subscription moneys to the Company and which is recognized by the competent state foreign exchange control authority.

The domestic investment shares issued by the Company shall be centrally deposited with Shanghai Branch of China Securities Depository and Clearing Corporation Limited; the overseas listed foreign investment shares issued by the Company shall be centrally deposited with Hong Kong Securities Clearing Company Limited.

Article 20.	Foreign investment shares issued by the Company and listed in Hong Kong shall be referred to as “H shares”. H shares shall refer to the shares which have been approved to be listed on the Stock Exchange of Hong Kong Limited (the “Stock Exchange”), the par value of which is denominated in Renminbi, and which are subscribed for and traded in Hong Kong dollars.

Article 21.	Upon approval by the authority that is authorized by the State Council to approve companies, the Company can issue 11.45 billion shares of ordinary shares; the Company issued a total 8 billion common shares (domestic shares) to its sponsors at the time of its establishment. Upon the approval of the State Council and the national authorities in charge of securities, one of the sponsors, Aluminum Corporation of China has transferred part of shares to China Cinda Asset Management Corporation, China Orient Asset Management Corporation and China Development Bank, in which, 1,662.28 million shares are transferred to China Cinda Asset Management Corporation; 621.67 million shares are transferred to China Orient Asset Management Corporation; 572.84 million shares are transferred to China Development Bank. The investment made by the sponsors at the time of the establishment of the Company is as follows:

Sponsor’s name	Number of shares	Investment	Investment
Aluminum Corporation of China	7,673,770,000	Net assets	June 28, 2001
Guangxi Investment (Group) Co., Ltd.	196,800,000	Net assets	June 28, 2001
Guizhou Provincial Materials Development and Investment Corporation	129,430,000	Net assets	June 28, 2001
Total	8,000,000,000

Article 22.	The Company publicly issued 2,749,889,968 shares of overseas listed foreign investment shares (H shares) after the establishment of the Company, in which, there are 2,499,900,153 shares of new shares and 249,989,815 shares of stock shares sold by part of shareholders.

After completion of the aforementioned issues of H shares, the Company has total share capital of 10,499,900,153 shares. The composition of the share capital is as follows: there are 7,750,010,185 domestic shares, accounting for 73.81 percent of the Company’s total shares, in which, the sponsor, Aluminum Corporation of China holds 4,656,261,060 shares, accounting for 44.35 percent of the Company’s total shares; the sponsor, Guangxi Investment (Group) Co., Ltd. holds 196,800,000 shares, accounting for 1.87 percent of the Company’s total shares; the sponsor, Guizhou Provincial Materials Development and Investment Corporation holds 129,430,000 shares, accounting for 1.23 percent of the Company’s total shares; China Cinda Asset Management Corporation holds 1,610,332,210 shares, accounting for 15.43 percent of the Company’s total shares; China Orient Asset Management Corporation holds 602,246,135 shares, accounting for 5.73 percent of the Company’s total shares; China Development Bank holds 554,940,780 shares, accounting for 5.29 percent of the Company’s total shares; the holders of the overseas listed foreign investment shares (H shares) hold 2,749,889,968 shares, accounting for 26.19 percent of the Company’s total shares.

Following approval by the approval authority authorized by the State Council, the Company issued additional 549,976,000 shares of overseas listed foreign investment shares (H shares) in 2004.

After completion of the aforementioned issues of H shares, the Company has total share capital of 11,049,876,153 shares. The composition of the share capital is as follows: there are 7,750,010,185 domestic shares, accounting for 70.13 percent of the Company’s total shares, in which, the sponsor, Aluminum Corporation of China holds 4,656,261,060 shares, accounting for 42.14 percent of the Company’s total shares; the sponsor, Guangxi Investment (Group) Co., Ltd. holds 196,800,000 shares, accounting for 1.78 percent of the Company’s total shares; the sponsor, Guizhou Provincial Materials Development and Investment Corporation holds 129,430,000 shares, accounting for 1.17 percent of the Company’s total shares; China Cinda Asset Management Corporation holds 1,610,332,210 shares, accounting for 14.57 percent of the Company’s total shares; China Orient Asset Management Corporation holds 602,246,135 shares, accounting for 5.45 percent of the Company’s total shares; China Development Bank holds 554,940,780 shares, accounting for 5.02 percent of the Company’s total shares; the holders of the overseas listed foreign investment shares (H shares) hold 3,299,865,968 shares, accounting for 29.87 percent of the Company’s total shares.

Following the approval of the State Council, China Construction Bank Corporation has recovered the Company’s 6.42 percent shares managed by China Cinda Asset Management Corporation and held the shares by itself in 2005, thus becoming the Company’s shareholder. The Company’s total number of shares has not been changed, but the number of shares held by China Cinda Asset Management Corporation is reduced accordingly.

After completion of the aforementioned shareholder change, the Company has total share capital of 11,049,876,153 shares. The composition of the share capital is as follows: there are 7,750,010,185 domestic shares, accounting for 70.13 percent of the Company’s total shares, in which, the sponsor, Aluminum Corporation of China holds 4,656,261,060 shares, accounting for 42.14 percent of the Company’s total shares; the sponsor, Guangxi Investment (Group) Co., Ltd. holds 196,800,000 shares, accounting for 1.78 percent of the Company’s total shares; the sponsor, Guizhou Provincial Materials Development and Investment Corporation holds 129,430,000 shares, accounting for 1.17 percent of the Company’s total shares; China Cinda Asset Management Corporation holds 900,559,074 shares, accounting for 8.15 percent of the Company’s total shares; China Construction Bank Corporation holds 709,773,136 shares, accounting for 6.42 percent of the Company’s total shares; China Orient Asset Management Corporation holds 602,246,135 shares, accounting for 5.45 percent of the Company’s total shares; China Development Bank holds 554,940,780 shares, accounting for 5.02 percent of the Company’s total shares; the holders of the overseas listed foreign investment shares (H shares) hold 3,299,865,968 shares, accounting for 29.87 percent of the Company’s total shares.

Following approval by the approval authority authorized by the State Council, the Company issued additional 644,100,000 shares of overseas listed foreign investment shares (H shares) in 2006, in which, there are 600,000,000 shares of new shares and 44,100,000 shares of stock shares sold by part of shareholders.

After completion of the aforementioned issues of H shares, the Company has total share capital of 11,649,876,153 shares. The composition of the share capital is as follows: there are 7,705,910,185 domestic shares, accounting for 66.15 percent of the Company’s total shares, in which, the sponsor, Aluminum Corporation of China holds 4,612,161,060 shares, accounting for 39.59 percent of the Company’s total shares; the sponsor, Guangxi Investment (Group) Co., Ltd. holds 196,800,000 shares, accounting for 1.69 percent of the Company’s total shares; the sponsor, Guizhou Provincial Materials Development and Investment Corporation holds 129,430,000 shares, accounting for 1.11 percent of the Company’s total shares; China Cinda Asset Management Corporation holds 900,559,074 shares, accounting for 7.73 percent of the Company’s total shares; China Construction Bank Corporation holds 709,773,136 shares, accounting for 6.09 percent of the Company’s total shares; China Orient Asset Management Corporation holds 602,246,135 shares, accounting for 5.17 percent of the Company’s total shares; China Development Bank holds 554,940,780 shares, accounting for 4.76 percent of the Company’s total shares; the holders of the overseas listed foreign investment shares (H shares) hold 3,943,965,968 shares, accounting for 33.85 percent of the Company’s total shares.

Following the approval of the special resolution by the Shareholders’ General Meeting of the Company and following the approval by the approval authority authorized by the State Council, the Company issued 1,236,731,739 A shares and 637,880,000 shares in 2007.

Upon the issuance, the composition of the Company’s share capital is as follows: there are 13,524,487,892 ordinary shares, in which, the holders of A shares hold 9,580,521,924 shares, accounting for 70.84 percent of the Company’s total ordinary shares; the holders of overseas listed foreign investment shares hold 3,943,965,968 shares, accounting for 29.16 percent of the Company’s total ordinary shares.

Following the approval of the special resolution by the Shareholders’ General Meeting of the Company and following the approval by the approval authority authorized by the State Council, the Company issued additional 1,379,310,344 A shares by way of non-public issuance in June 2015.

Upon the completion of the additional issuance, the composition of the Company’s current share capital is as follows: there are 14,903,798,236 ordinary shares, in which, the holders of A shares hold 10,959,832,268 shares, accounting for 73.54 percent of the Company’s total ordinary shares; the holders of overseas listed foreign investment shares hold 3,943,965,968 shares, accounting for 26.46 percent of the Company’s total ordinary shares.

Article 23.	After the Company’s plan for the offering of domestic investment shares and overseas listed foreign investment shares has been approved by the CSRC, the Board of Directors of the Company may arrange for implementation of such plan by means of separate issues.

The Company’s plans for the offerings of domestic investment shares and overseas listed foreign investment shares in accordance with the preceding paragraph may be implemented separately within 15 months from the date of approval by the China Securities Regulatory Commission (the “CSRC”).

Article 24.	If the Company offers domestic investment shares and overseas listed foreign investment shares separately within the total number of shares specified in the offer plan, each such offering shall be fully subscribed for in one time. If special circumstances make it impossible for each such offering to be fully subscribed for in one time, the shares may be offered in installments, subject to the approval of the CSRC.

Article 25.	The registered capital of the Company is RMB14,903,798,236 Yuan.

Article 26.	The Company may approve capital increases depending on its business and development requirements in accordance with the relevant provisions of the Articles of Association of the Company.

The Company may increase its capital by the following methods:

(1)	raising of new shares from non-specific investors;

(2)	placing of new shares to existing shareholders;

(3)	allotment of new shares to existing shareholders;

(4)	conversion of funds in the capital common reserve to share capital;

(5)	other methods permitted by laws and administrative regulations.

If the Company is to increase its capital by an offering of new shares, it shall do so by the procedure provided for in relevant state laws after such increase has been approved in accordance with these Articles of Association.

Article 27.	Except as otherwise provided by laws and administrative regulations, shares in the Company may be transferred freely with no lien attached.

CHAPTER 4 Reduction of Capital and Buyback of Shares

Article 28.	In accordance with the provisions of the Articles of Association, the Company may reduce its registered capital.

Article 29.	If the Company is to reduce its capital, it must prepare a balance sheet and a list of its property.

The Company shall notify its creditors within 10 days from the date of adoption of the resolution to reduce its registered capital and publish a public announcement of the resolution in newspapers within 30 days. Creditors shall, within 30 days of receiving written notice, or within 45 days of the date of the public announcement for those who have not received written notice, be entitled to require the Company to pay its debts in full or to provide a corresponding security for repayment.

The reduced registered capital of the Company may not be less than the statutory minimum.

Article 30.	The Company may, in the following circumstances, buy back its own outstanding shares by the procedure provided for in laws and these Articles of Association, after approval by relevant State authorities:

	(1)	cancellation of shares in order to reduce its capital;

	(2)	merger with another company holding shares of the Company;

	(3)	grant of shares as an incentive to its employees;

	(4)	a shareholder opposes a resolution on the merger or division of the Company adopted at a Shareholders’ General Meeting and requests that the Company purchase his or her shares;

	(5)	other circumstances approved in laws or administrative regulations.

If the Company buys back its own outstanding shares, it shall do by the provisions set forth from Article 31 to Article 34 of these Articles of Association.

Article 31.	After the Company is approved by relevant State authorities to buy back its own shares, it may proceed in any of the following manners:

	(1)	issuance to all of the shareholders of a buyback offer on a pro rata basis;

	(2)	buyback through open transactions on a stock exchange;

	(3)	buyback by agreement outside a stock exchange;

	(4)	other manners as permitted by laws and administrative regulations or the State Council’s authorities in charge of securities.

Article 32.	If the Company is to buy back shares by agreement outside a stock exchange, prior approval shall be obtained from the Shareholders’ General Meeting in accordance with these Articles of Association. Upon prior approval by the Shareholders’ General Meeting obtained in the same manner, the Company may terminate or vary a contract concluded in the manner set forth above or waive any of its rights under such contract.

For the purposes of the preceding paragraph, “contracts for the buyback of shares” shall include (but not be limited to) agreements whereby buyback obligations are undertaken and buyback rights are acquired.

The Company may not transfer a contract for the buyback of its own shares or any of its rights thereunder. With respect to redeemable shares which the Company has the right to buy back, if the buyback is to be made in a manner other than through the market or by tender, the buyback price must be limited to a maximum price; if the buyback is to be made by tender, tenders shall be available to all shareholders alike under same conditions.

Article 33.	After the Company has bought back its shares according to laws, it shall cancel or transfer such shares within the period prescribed in the laws and administrative regulations. If the Company cancels shares, it shall carry out the registration of the change in its registered capital with its original registrar.

The amount of the Company’s registered capital shall be reduced by the total par value of the shares canceled.

Article 34.	Unless the Company has already entered the liquidation stage, it must comply with the following provisions in buying back its outstanding shares:

(1) if the Company buys back shares at their par value, the amount thereof shall be deducted from the book balance of distributable profit and/or from the proceeds of a fresh share offer made to buy back the old shares;

(2) if the Company buys back shares at a price higher than their par value, the portion corresponding to their par value shall be deducted from the book balance of the Company’s distributable profit and/or from the proceeds of a fresh share offer made to buy back the old shares; and the portion in excess of the par value shall be handled according to the following methods:

	(i)	if the shares being bought back were issued at their par value, the amount shall be deducted from the book balance of the Company’s distributable profit;

	(ii)	if the shares being bought back were issued at a price higher than their par value, the amount shall be deducted from the book balance of distributable profit and/or the proceeds of a fresh share offer made to repurchase the old shares; however, the amount deducted from the proceeds of the fresh share offer may not exceed the total premium obtained at the time of issuance of the old shares nor may it exceed the amount in the Company’s premium account (or capital common reserve account) (including the premiums from the fresh share offer) at the time of the buyback;

(3)	the sums paid by the Company for the purposes set forth below shall be paid out of the Company’s distributable profit:

	(i)	acquisition of the right to buy back its own shares;

	(ii)	amendment of any contract for the buyback of its own shares;

	(iii)	release from any of its obligations under a buyback contract.

(4)	after the par value of the cancelled shares has been deducted from the registered capital of the Company in accordance with relevant regulations, that portion of the amount deducted from the distributable profit and used to buy back shares which corresponds to the par value of the shares bought back shall be credited to the Company’s capital common reserve account.

CHAPTER 5 Financial Assistance for the Purchase of Company Shares

Article 35.	Neither the Company nor its subsidiaries shall at any time provide any financial assistance in any form to purchasers or prospective purchasers of shares of the Company. Purchasers of shares of the Company as referred to above shall include persons that directly or indirectly assume obligations as a result of purchasing shares of the Company.

Neither the Company nor its subsidiaries shall at any time provide any financial assistance in any form to the above obligors in order to reduce or release them from their obligations.

The provisions of this Article shall not apply to the circumstances described in Article 37 of this Chapter.

Article 36.	For the purposes of this Chapter, the term “financial assistance” shall include (but not be limited to) financial assistance in the forms set forth below:

(1)	gift;

(2)	security (including the undertaking of liability or provision of property by the guarantor in order to secure the performance of the obligation by the obligor), indemnity (not including, however, indemnity arising from the Company’s own fault), release or waiver of rights;

(3)	provision of a loan or conclusion of a contract under which the obligations of the Company are to be fulfilled before the obligations of the other party to the contract, or the amendment of, or the transfer of rights under, such loan or contract;

(4)	financial assistance in any other form if the Company is insolvent or has no net assets or if such assistance would lead to a major reduction in the Company’s net assets.

For the purposes of this Chapter, the term “assume obligations” shall include the assumption of an obligation by the obligor by reason of concluding a contract or making an arrangement (whether or not such contract or arrangement is enforceable, and whether or not such obligation is undertaken by the obligor individually or jointly with any other person) or by changing its financial position in any other way.

Article 37.	The acts listed below shall not be regarded as acts prohibited under Article 35 of these Articles of Association:

(1)	where the Company provides the relevant financial assistance genuinely for the benefit of the Company and the main purpose of the financial assistance is not the purchase of shares of the Company, or the financial assistance is an incidental part of some overall plan of the Company;

(2)	lawful distribution of the Company’s property in the form of dividends;

(3)	distribution of dividends in the form of shares;

(4)	reduction of registered capital, buyback of shares, adjustment of the equity structure, etc. in accordance with these Articles of Association;

(5)	provision of a loan by the Company within its scope of business and in the ordinary course of its business (provided that the same does not lead to a reduction in the net assets of the Company or that if the same constitutes a reduction, the financial assistance was paid out of the Company’s distributable profit);

(6)	the provision of money by the Company for an employee shareholding scheme (provided that the same does not lead to a reduction in the net assets of the Company or that if the same constitutes a reduction, the financial assistance was paid out of the Company’s distributable profit).

CHAPTER 6 Share Certificates and Register of Shareholders

Article 38.	The Company’s shares shall be registered shares.

The Company’s share certificates shall clearly state the following main particulars:

	(1)	the Company’s name;

	(2)	the date of incorporation of the Company;

	(3)	the class of shares, par value and the number of shares represented thereby;

	(4)	the serial number of the share certificate;

	(5)	other matters as required by the Company Law, Special Provisions and the securities exchange(s) on which the shares of the Company are listed.

Article 39.	Shares of the Company may be transferred, gifted, succeeded to and mortgaged in accordance with relevant laws, administrative regulations and these Articles of Association.

When shares are transferred and assigned, registration shall be carried out with the share registrar appointed by the Company.

Article 40.	The share certificates shall be signed by the legal representative of the Company. If the signatures of other senior management staff of the Company are required by the stock exchange on which Company shares are listed, the share certificates shall also be signed by such other senior management staff. The share certificates shall become effective after the Company’s seal (including the corporation securities’ seal) is affixed thereto or printed thereon. The affixing of the Company’s seal (including the corporation securities’ seal) on the share certificates shall require the authorization of the Board of Directors. The signature of the Chairman of the Board of Directors or of other relevant senior management staff on the share certificates may also be in printed form.

Article 41.	The Company shall not accept its own share certificates as the subject matter of a pledge.

Article 42.	Shares held by the promoters in the Company shall be transferred in accordance with the provisions of laws, regulations and/or the listing rules.

The directors, supervisors, the Managers and other senior management staff of the Company shall report to the Company the shares (including preferred shares) of the Company that they hold and the changes in their shareholdings. Such shares shall be transferred in accordance with the provisions in laws, regulations and/or the listing rules.

Article 43.	If a director, supervisor, the Manager or other senior management staff of the Company, or a holder of at least 5 percent of the shares of the Company, sells the shares of the Company that he or she holds within six months after acquiring the same, or buys such shares back within six months after selling the same, the gains obtained therefrom shall belong to the Company and the Board of Directors of the Company shall recover such gains from him or her. However, a securities company that underwrote shares on a firm commitment basis and which, after purchasing the shares remaining after the sale, holds at least 5 percent of the shares shall not be subject to the six-month time limit when selling such shares.

If the Board of Directors of the Company fails to act in accordance with the preceding paragraph, shareholders shall have the right to demand that the Board of Directors act within 30 days. If the Board of Directors of the Company fails to act within such time period, shareholders shall have the right, in the interests of the Company, to directly institute a legal action in a court in their own name.

If the Board of Directors of the Company fails to act in accordance with the first paragraph, the responsible directors shall be jointly and severally liable in accordance with the laws.

Article 44.	The Company shall keep a register of shareholders, in which the following particulars shall be recorded:

(1) the name, address (domicile), profession or nature of each shareholder;

(2) the class and quantity of shares held by each shareholder;

(3) the amount paid or payable for the shares held by each shareholder;

(4) the serial numbers of the shares held by each shareholder;

(5) the date on which each shareholder is registered as such;

	(6)	the date on which each shareholder ceases to be a shareholder.

The register of shareholders shall be sufficient evidence of the holding of Company shares by a shareholder, unless there is evidence to the contrary.

Article 45.	The Company may, pursuant to an understanding or agreement reached between the CSRC and the foreign securities regulator, keep its register of holders of overseas listed foreign investment shares outside the PRC, and appoint an overseas agent to administer the same. The original register of shareholders of holders of H shares shall be maintained in Hong Kong.

The Company shall keep at its domicile a duplicate of the register of holders of overseas listed foreign investment shares. The appointed overseas agent shall ensure that the register of holders of overseas listed foreign investment shares and its duplicate are consistent at all times.

If the original and duplicate of the register of holders of overseas listed foreign investment shares and its duplicate are inconsistent, the original shall prevail.

Article 46.	The Company shall keep a complete register of shareholders. The register of shareholders shall include the following parts:

	(1)	a register kept at the Company’s domicile other than those provided for under items (2) and (3) of this paragraph;

	(2)	the register of holders of overseas listed foreign investment shares kept in the place of the overseas stock exchange on which the shares are listed;

	(3)	registers of shareholders kept in such other places as the Board of Directors may decide necessary for listing of the Company’s shares.

Article 47.	The various parts of the register of shareholders shall not overlap. The transfer of shares registered in a certain part of the register of shareholders shall not, during the continuance of the registration of such shares, be registered in any other part of the register.

All overseas listed foreign investment shares listed in Hong Kong for which the share capital has been paid in full may be transferred freely in accordance with the Articles of Association. The Board of Directors may refuse to recognize any instrument of transfer without giving any reason unless such transfer is carried out in compliance with the following conditions:

	(1)	payment of HK$2.50 per instrument of transfer or higher charge as agreed at such time by the SEHK has been made to the Company for the purpose of registering the instrument of transfer and other documents relating to or which may affect the title to the shares;

	(2)	the instrument of transfer only involves overseas listed foreign investment shares listed in Hong Kong;

	(3)	the stamp duty payable on the instrument of transfer as required by Hong Kong laws has been paid;

(4) relevant share certificates and evidence that the transferor has the right to transfer such shares as reasonably required by the Board of Directors have been provided;

(5) if the shares are to be transferred to joint holders, the number of registered joint holders may not exceed four; and

(6) the relevant shares are not encumbered by any Company lien.

All transfers of overseas listed foreign investment shares shall be effective with a written instrument of transfer in general or ordinary form or such other form as acceptable to the Board of Directors. And the instrument of transfer shall become effective after being manually signed or the Company seal (if the transferor or the transferee is a company) is affixed thereto or printed thereon. If the transferor or transferee of the Company’s shares is a recognized clearing house or an agent thereof, the signature on the written instrument of transfer may be manually signed or mechanically printed. All instruments of transfer must be kept at the legal address of the Company or other place as may be designated by the Board of Directors from time to time.

Changes to and corrections of each part of the register of shareholders shall be carried out in accordance with the laws of its situs.

Article 48.	No changes resulting from share transfers may be made to the register of shareholders within 30 days prior to a Shareholders’ General Meeting or 5 days prior to the date of record set by the Company for the purpose of distribution of dividends.

Article 49.	When the Company is to convene a Shareholders’ General Meeting, to distribute dividends, to be liquidated or to carry out other acts requiring confirmation of equity interests, the Board of Directors or the convener of the Shareholders’ General Meeting shall decide upon a date as the record date. Shareholders whose names appear on the register at closing on the record date shall be the shareholders entitled to the relevant rights and interests.

Article 50.	Any person that challenges the register of shareholders and requests that his or her name be entered into or removed from the register may apply to the competent court for rectification of the register.

Article 51.	Any shareholder who is registered in the register of shareholders or any person who requests that his or her name be entered into the register of shareholders may, if his or her share certificate (the “original share certificate”) is lost, apply to the Company for issuance of a replacement certificate in respect of such shares (the “relevant shares”).

Applications for the replacement of share certificates from holders of domestic investment shares who have had their certificates stolen or damaged, or who have lost the same shall be handled in accordance with Article 143 of the Company Law.

Applications for the replacement of share certificates from holders of overseas listed foreign investment shares who have had their certificates stolen or damaged, or who have lost the same may be handled in accordance with the laws, stock exchange rules or other relevant regulations of the place where the original of the register of holders of overseas listed foreign investment shares is kept.

Applications for the replacement of share certificates from holders of H shares shall comply with the following requirements:

	(1)	the applicant shall submit the application in the standard form prescribed by the Company accompanied by a notarial certificate or statutory declaration. The notarial certificate or statutory declaration shall include the applicant’s reason for the application, the circumstances and evidence of the loss of the share certificate and a declaration that no other person may request registration as a shareholder in respect of the relevant shares.

	(2)	the Company shall not have received any declaration requesting registration as a shareholder in respect of the shares from any person other than the applicant before it decides to issue a replacement share certificate.

	(3)	if the Company decides to issue a replacement share certificate to the applicant, it shall publish a public announcement of its intention to do so in the newspapers or periodicals designated by the Board of Directors; the period of the public announcement shall be 90 days, during which its publication shall be repeated at least once every 30 days.

	(4)	before publishing the public announcement of its intention to issue a replacement share certificate, the Company shall submit a copy of the announcement to be published to the stock exchange where it is listed and may proceed with publication after having received a reply from the stock exchange confirming that the announcement has been displayed in the stock exchange; the announcement shall be displayed in the stock exchange for a period of 90 days; if the application for issuance of a replacement share certificate was made without the consent of the registered holder of the relevant shares, the Company shall mail to such shareholder a photocopy of the public announcement that it intends to publish.

	(5)	if, at the expiration of the 90-day periods provided for in items (3) and (4) hereof, the Company has not received any objection to the issuance of a replacement share certificate from any person, it may issue a replacement share certificate in accordance with the application of the applicant.

	(6)	when the Company issues a replacement share certificate under this Article, it shall immediately cancel the original share certificate and record such cancellation and the issuance of the replacement share certificate in the register of shareholders.

	(7)	all expenses of the Company for the cancellation of the original share certificate and the issuance of a replacement share certificate shall be borne by the applicant. The Company shall be entitled to refuse to take any action until the applicant has provided reasonable security.

Article 52.	After the Company has issued a replacement share certificate in accordance with these Articles of Association, it may not delete from the register of shareholders the name of a bona fide purchaser of the replacement share certificate mentioned above or of a shareholder that is subsequently registered as the owner of the shares (provided that he or she is a bona fide purchaser).

Article 53.	The Company shall not be held liable for damages in respect of any damage suffered by any person from the cancellation of the original share certificate or the issuance of the replacement share certificate, unless the claimant can prove fraud on the part of the Company.

CHAPTER 7 Rights and Obligations of the Shareholders

Article 54.	The Company’s shareholders are persons that lawfully hold shares of the Company and whose names are entered in the register of shareholders.

Shareholders shall enjoy rights and bear obligations according to the class and quantity of shares held by them. Holders of shares of the same class shall enjoy equal rights and bear equal obligations.

For the joint shareholders, if one of the joint shareholders has passed away, the surviving shareholders shall be deemed by the Company to have the ownership of the related shares, but the Board of Directors is entitled to ask for the provision of the suitable death certificate for the purpose of revision of the register of shareholders. For the joint shareholders of any classes of shares, only the first named shareholder in the register of shareholders has the right to receive the share certificates of the related shares, receive the notice of the Company, attend the Shareholders’ General Meeting and exercise his or her voting right; while, any notice delivered to the said shareholder shall be deemed as the notice has been delivered to all of the joint shareholders of the related shares.

The Company may not exercise any power to freeze or otherwise impair any of the rights attached to any share by reason only that the person who is interested directly or indirectly therein has failed to disclose his or her interests to the Company.

Article 55.	Holders of ordinary shares of the Company shall enjoy the following rights:

	(1)	collect dividends and other profit distributions on the basis of the number of shares held by them;

	(2)	demand, convene, preside over, participate or appoint their proxies to participate in shareholders’ meetings in accordance with laws, and exercise voting rights pursuant to their shareholdings;

	(3)	supervise and control the Company’s business activities, and raise suggestions or inquiries;

	(4)	transfer, donate, or pledge shares in accordance with laws, administrative regulations and the Company’s Articles of Association;

	(5)	obtain relevant information in accordance with the Articles of Association of the Company, which shall include:

		i.	obtaining the Articles of Association of the Company after payment of a charge to cover costs;

		ii.	being entitled to browse and make a copy after payment of reasonable charges, including:

(i) all parts of the register of shareholders;

(ii) personal information on the directors, supervisors, managers and other senior management staff of the Company, including:

(a) current and previous names and aliases;

(b) main addresses (domiciles);

(c) nationalities;

(d) full-time and other part-time occupations and duties;

(e) identification documents and their numbers.

(iii) the status of the Company’ share capital;

(iv) reports of the aggregate par value, number of shares, and highest and lowest prices of each category of shares bought back by the Company since the last fiscal year as well as all the expenses paid by the Company therefore;

(v) meeting minutes of the shareholders’ meeting, resolution of the meeting of the Board of Directors, and resolution of the meeting of the Board of Supervisors;

(vi) stub copy of corporate bond and financial reports.

	(6)	participate in the distribution of the surplus assets of the Company according to their shareholding when the Company is terminated or liquidated;

	(7)	with respect to any shareholder, who objects to the resolution of the Shareholders’ General Meeting on the merger or division of the Company, requires the Company to buy back his or her shares;

	(8)	institute a legal action in a People’s Court and claim relevant rights, in accordance with the Company Law, other laws, administrative rules and regulations or the Articles of Association, against the acts that damage the Company’s interests or infringe the legitimate rights of the shareholders;

	(9)	other rights conferred by laws, administrative rules and regulations and the Company’s Articles of Association.

Article 56.	Holders of common shares of the Company bear the following obligations:

	(1)	to comply with the Articles of Association of the Company;

	(2)	to pay subscription moneys according to the shares subscribed for by them and the method of acquiring such shares;

	(3)	not to return their shares except in circumstances specified in laws and regulations;

	(4)	not to abuse their shareholders’ rights to harm the interests of the Company or those of other shareholders; not to abuse the Company’s independent legal person status or shareholders’ limited liability to harm the interests of the Company’s creditors; if a shareholder abuses his or her shareholder rights, thereby causing the Company or another shareholder to sustain a loss, he or she shall be held liable for damages in accordance with laws; if a shareholder abuses the Company’s independent legal person status or shareholders’ limited liability to evade a debt, thereby materially harming the interests of a creditor of the Company, he or she shall bear joint and several liability for the debt of the Company;

	(5)	to submit a written report to the Company on the date when they who have 5% or above of interests in shares carrying voting rights charged their shares;

	(6)	other obligations imposed by laws, administrative rules and regulations and these Articles of Association.

Shareholders shall not bear any liability for further contributions to share capital other than the conditions agreed to by the subscribers for the shares at the time of subscription.

Article 57.	The controlling shareholders and actual controllers of the Company may not take advantage of their connected relationships to harm the interests of the Company, and they shall be held liable for damages if they violate regulations which causes the Company to sustain a loss.

The controlling shareholders and the actual controllers of the Company bear a fiduciary duty toward the Company and retail shareholders. The controlling shareholder shall exercise its rights as an investor in strict accordance with laws. It may not use such means as a profit distribution, asset restructuring, investment in a third party, appropriation of funds, loan security, etc. or use its controlling position to harm the lawful rights and interests of the Company and the retail shareholders.

Article 58.	In addition to the obligations imposed by laws, administrative rules and regulations and the listing rules of the stock exchange on which Company shares are listed, the controlling shareholder of the Company may not, in exercising its shareholder powers, make decisions prejudicial to the interests of all or some of the shareholders due to the exercise of its voting rights on the issues set forth below:

	(1)	relieving a director or supervisor of the responsibility to act honestly in the best interests of the Company;

	(2)	approving that a director or supervisor (for his or her own or another person’s benefit) deprive the Company of its property in any way, including (but not limited to) any opportunities that are advantageous to the Company;

	(3)	approving that a director or supervisor (for his or her own or another persons benefit) deprive other shareholders of their individual rights or interests, including (but not limited to) rights to distributions and voting rights, but excluding a restructuring of the Company submitted to the Shareholders’ General Meeting for adoption in accordance with these Articles of Association.

Article 59.	For the purposes of the preceding Article, the term “controlling shareholder” shall refer to a person that satisfies any of the following conditions:

	(1)	a person who, acting alone or in concert with others, has the power to elect not less than one half of the directors;

	(2)	a person who, acting alone or in concert with others, has the power to exercise or control 30 percent or more of the Company’s voting rights;

	(3)	a person who, acting alone or in concert with others, holds 30 percent or more of the issued and outstanding shares of the Company;

	(4)	a person who, acting alone or in concert with others, has de facto control of the Company in any other manner.

CHAPTER 8 Shareholders’ General Meeting

Article 60.	The Shareholders’ General Meeting shall be the organ of authority of the Company and shall exercise its functions and powers in accordance with the laws.

Article 61.	The Shareholders’ General Meeting shall exercise the following functions and powers:

	(1)	to decide on the business policies and investment plans of the Company;

	(2)	to elect and replace directors and decide on matters concerning the remuneration of directors;

	(3)	to elect and replace the supervisors who are to be appointed from among the shareholders’ representatives and decide on matters concerning the remuneration of supervisors;

	(4)	to consider and approve reports of the Board of Directors;

	(5)	to consider and approve reports of the Board of Supervisors;

	(6)	to consider and approve the Company’s annual financial budget plans and final accounting plans;

	(7)	to consider and approve the Company’s profit distribution plans and plans for making up losses;

	(8)	to pass resolutions concerning the increase or reduction of the Company’s registered capital;

	(9)	to pass resolutions on the merger, division, dissolution or liquidation of the Company;

	(10)	to pass resolutions on the issuance of corporate bonds;

	(11)	to pass resolutions on the engagement, dismissal or non- renewal of the engagement of accounting firms by the Company;

	(12)	to amend the Articles of Association of the Company;

	(13)	to pass resolutions on matters relating to the share-related remuneration (such as placement of shares or stock option, etc.) of the employees;

	(14)	to consider and approve matters relating to the purchase and/or sale by the Company within one year of material assets valued at more than 25 percent of the Company’s total assets;

	(15)	to pass resolutions on matters relating to the security for third parties that laws, administrative regulations and the Company’s Articles of Association require to be resolved by the Shareholders’ General Meeting;

	(16)	to consider and approve changes in the use of raising funds;

	(17)	to consider and approve equity incentive schemes;

	(18)	other matters that laws, administrative regulations and the Company’s Articles of Association require to be resolved by the Shareholders’ General Meeting.

The Shareholders’ General Meeting may delegate or entrust its matters to be handled by the Board of Directors.

Article 62.	Any external guarantee matters of the Company shall be passed by through deliberation by the Board of Directors. The following guarantee matters after the deliberation by the Board of Directors shall be submitted to the Shareholders’ General Meeting for approval:

	(1)	any guarantee provided after the total guarantee amount of the Company and its holding subsidiaries reaches or exceeds 50 percent of the latest audited net assets;

	(2)	any guarantee provided for those whose asset to liability ratio exceeds 70 percent;

	(3)	any guarantee with a single amount guaranteed exceeding 10 percent of the latest audited net assets;

	(4)	security to be provided for a shareholder, the actual controller or a connected person thereof;

	(5)	any guarantee provided after the total guaranteed amount of the Company reaches or exceeds 25 percent of the latest audited net assets;

	(6)	other provisions of security that laws, administrative rules and regulations, as well as these Articles of Association specify to be submitted to the Shareholders’ General Meeting for approval.

If a director, the Manager or other senior officer violates a provision on the approval authority or consideration procedure for the provision of security to third parties as specified in laws or these Articles of Association, thereby causing the Company to sustain a loss, he or she shall be held liable for damages and the Company may institute a legal action against him or her in accordance with the laws.

Article 63.	The matters that shall be decided by the Shareholders’ General Meeting in accordance with the laws, the administrative regulations and rules, as well as the Articles of Association must be reviewed by the Shareholders’ General Meeting, in order to protect the decision-making power of the Company’s shareholders on such matters. When necessary and reasonable, the Shareholders’ General Meeting may authorize the Board of Directors to decide to the extent authorized on specific matters that relate to the matters to be resolved and that cannot be promptly decided on at the Shareholders’ General Meeting.

As for the authorization of the Board of Directors by the Shareholders’ General Meeting, the ordinary resolutions of the Shareholders’ General Meeting shall be adopted by shareholders in attendance (including proxies) holding at least half of the voting rights; the special resolutions of the Shareholders’ General Meeting shall be adopted by shareholders in attendance (including proxies) holding at least two-thirds of the voting rights. The content of authorization should be clear and specific.

Article 64.	Without the prior approval of the Shareholders’ General Meeting, the Company may not conclude any contract with any person other than a director, a supervisor, a manager or other senior management staff of the Company for the delegation of the whole business management or important business management of the Company to that person.

Article 65.	Shareholders’ general meetings can be divided into annual shareholders’ general meetings and extraordinary shareholders’ general meetings. Annual meetings shall be convened once a year and shall be held within six months following the preceding fiscal year.

The Board of Directors shall convene an extraordinary shareholders’ general meeting within two months after the occurrence of any of the following circumstances:

(1) the number of directors is less than the number provided for in the Company Law or less than two-thirds prescribed in the Articles of Association of the Company;

(2) the losses of the Company that have not been made up reach one-third of the total share capital of the Company;

(3) upon the request of a shareholder who alone has held or shareholders who together have held at least 10 percent (including 10 percent) of the shares of the Company for at least 90 days in succession (the shareholding referred to above shall be calculated as of the day on which the written request is made);

(4) The Board of Directors considers that there is a need or the Board of Supervisors proposes a meeting;

The amount of the shareholding shall be based on the date of the written proposal in the case of preceding paragraph (3).

Article 66.	When the Company is to hold a general shareholders’ meeting, it shall issue a written notice 45 days (including the meeting day) prior to the meeting informing all the registered shareholders of the matters to be considered at and the date and place of the meeting. Shareholders that intend to attend the meeting shall, within 20 days prior the day on which the meeting is to be held, serve a written reply on the Company stating that they will attend the meeting.

Based on the written replies received 20 days before the Shareholders’ General Meeting is to be held, the Company shall calculate the number of voting shares represented by the shareholders intending to attend the meeting. If the number of voting shares represented by the shareholders intending to attend the meeting is not less than half of the total number of the Company’s voting shares, the Company may hold the Shareholders’ General Meeting. If not, the Company shall, within five days, inform the shareholders once again of the matters to be considered at and the date and place of the meeting in the form of a public announcement. After such notification by public announcement, the Company may hold the Shareholders’ General Meeting.

Article 67.	The motion of the Shareholders’ General Meeting shall be the specific motion raised for the matters to be discussed at the Shareholders’ General Meeting. The motion of the Shareholders’ General Meeting shall meet the following requirements:

(1) its content does not contravene laws, administrative regulations and these Articles of Association and falls within duties of the Shareholder’ General Meeting;

(2) it has specific subject and detailed matters to be examined at the meeting;

(3) it shall be submitted or sent to the Board of Directors in writing.

Article 68.	When the Company is to hold an annual Shareholders’ General Meeting, the Board of Directors, the Board of Supervisors and a shareholder alone or shareholders together holding at least 3 percent of the Company’s shares shall be entitled to propose motions to the Company.

A shareholder alone or shareholders together holding at least 3 percent of the shares of the Company may submit extempore motions in writing to the convener 10 days prior to the date of such meeting. The convener shall issue a supplementary notice of the Shareholders’ General Meeting and make a public announcement of the contents of such extempore motion within two days after receipt of the motion.

Except as provided in the preceding paragraph, the convener may not make any changes to the motions set forth in the notice of the Shareholders’ General Meeting or add any new motions once the notice and announcement of the Shareholders’ General Meeting have been issued.

Article 69.	The matters to be discussed at or decided by the Shareholders’ General Meeting shall be determined in accordance with the Company Law and these Articles of Association. The Shareholders’ General Meeting shall make decision on any matters prescribed by these Articles of Association.

The Shareholders’ General Meeting may not vote and pass resolution on motions that are not set forth in the Article 66 and Article 68 or that are not consistent with Article 67 of these Articles of Association.

Article 70.	The notice of a Shareholders’ General Meeting shall:

(1)	be made in writing;

	(2)	specify the place, date and time of the meeting;

	(3)	describe the matters to be discussed at the meeting;

	(4)	provide to the shareholders the information and explanations necessary to make informed decisions on the matters to be discussed; without limiting the generality of the foregoing, when the Company proposes a merger, buyback of shares, restructuring of share capital or other reorganization, it shall provide the specific conditions and contract (if any) of the transaction contemplated and earnestly explain the cause and effect of the transaction;

	(5)	contain a disclosure of the nature and extent of the material interests, if any, of any director, supervisor, the Manager or other senior management staff in any matter to be discussed; and an explanation of the difference, if any, between the way in which the matter to be discussed would affect such director, supervisor, the Manager or other senior management staff in his or her capacity as shareholder and the way in which such matter would affect other shareholders of the same class;

	(6)	contain the full text of any special resolution proposed to be moved at the meeting;

	(7)	contain conspicuously a statement that all shareholders are entitled to attend and vote, that they may appoint one or more proxies in writing to attend and vote at such meeting on their behalves and that such proxies need not be shareholders of the Company;

	(8)	state the time and place for serving the instruments of appointment for voting at the meeting.

Article 71.	Notice of a Shareholders’ General Meeting shall be delivered to the shareholders (whether or not entitled to vote thereat), by hand or prepaid mail at the recipient’s address shown in the register of shareholders.

For the holders of domestic shares, notice of a Shareholders’ General Meeting may also be delivered by way of public announcement. Such announcement shall be published in one or more newspapers or periodicals designated by the securities regulatory authority of the State Council within the period from the 45th day to the 50th day (including the 45th and the 50th day) prior to the date of the meeting to be held. Once the announcement is made, all the holders of domestic shares shall be deemed to have received the notice of the relevant Shareholders’ General Meeting.

For holders of H Shares, notice of a Shareholders’ General Meeting may also be delivered or provided by other means as specified in Article 236 of these Articles of Association, subject to laws, regulations and the relevant listing rules of the place where the Company’s shares are listed.

Article 72.	Any shareholder entitled to attend and vote at a shareholders’ meeting shall have the right to appoint one or more persons (who need not be shareholders) as his or her proxies to attend and vote on his or her behalf. Such proxy may exercise the following rights in accordance with his or her appointment by the shareholder:

	(1)	the shareholders right to be heard at the Shareholders’ General Meeting;

	(2)	the right to demand or join in the demand for a ballot;

(3) unless otherwise provided in accordance with the applicable listing rules or other securities laws and regulations, the voting rights shall be exercised by show of hands or by ballot, except that if a shareholder has appointed more than one proxy, such proxies may only exercise their voting rights by ballot.

Article 73.	Shareholders shall appoint their proxies by written instruments, which shall be signed by the principals or their agents appointed in writing. If the principal is a legal person, the instrument shall be under the seal of the legal person or signed by its director(s) or duly authorized agent(s). The instrument of appointment shall specify the number of shares of the principal that the proxy represents. In case more than one person are appointed to be the proxies of shareholders, the instrument of appointment shall specify the number of voting shares which each proxy represents.

Article 74.	The instrument appointing a voting proxy shall be deposited at the domicile of the Company or at such other place as specified in the notice of the meeting within 24 hours prior to the meeting at which the proxy is authorized to vote or 24 hours prior to the specified time of the vote. If the instrument is signed by another person authorized by the principal, the power of attorney or other document authorizing the signature shall be notarized. The notarized power of attorney or other authorizing document shall be deposited together with the instrument appointing the voting proxy at the domicile of the Company or at such other place as specified in the notice of the meeting.

If the principal is a legal person, its legal representative or the person authorized by a resolution of its Board of Directors or other decision-making body shall attend the Shareholders’ General Meeting of the Company as the representative of such legal person.

Article 75.	Any form issued by the Board of Directors of the Company to the shareholders for the appointment of proxies shall give the shareholders free choice to instruct their proxies to cast an affirmative or negative vote and enable the shareholders to give separate instructions on each matter to be voted on in connection with each point of discussion of the meeting. The instrument of appointment shall specify that in the absence of instructions from the shareholder, the proxy may vote as he or she thinks fit.

Article 76.	A vote made in accordance with the terms of an instrument of appointment shall be valid notwithstanding the previous death or loss of capacity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the relevant shares, as long as the Company did not receive written notice of the event before the relevant meeting commenced.

Article 77.	When the Shareholders’ General Meeting considers matters relating to a connected transaction, the connected shareholders shall not participate in the vote, and the number of voting shares represented by them shall not count toward the total number of valid voting shares. The announcement of the resolutions of the Shareholders’ General Meeting shall fully disclose the way the unconnected shareholders voted.

Article 78.	Any proxy who represents an individual shareholder to attend the Shareholders’ General Meeting shall provide his or her identification document as well as the power of attorney signed by the principal or the representative authorized by the principal. In the case of the legal representative of a corporate shareholder appoints a proxy to attend the meeting, the proxy shall provide his or her identification document as well as the power of attorney signed by the legal representative. Any proxy authorized by way of a resolution of its Board of Directors or other decision making body who attend the Shareholders’ General Meeting shall provide his or her identification document as well as the power of attorney signed by the Board of Directors or other decision making body and under the seal of the legal person. The instrument of appointment shall specify the date of issuance.

Article 79.	The Board of Directors, the independent directors and qualified shareholders have the right to solicit voting rights (in accordance with the standard issued by the authorized supervising department from time to time) from shareholders at the Shareholders’ General Meeting. The public solicitation of voting rights shall be done in compliance with the provisions of the relevant regulatory authorities and the stock exchange where the Company’s shares are listed and traded.

Article 80.	Resolutions of the Shareholders’ General Meeting are divided into ordinary resolutions and special resolutions.

Ordinary resolutions of the Shareholders’ General Meeting shall be adopted by shareholders in attendance (including proxies) holding at least half of the voting rights.

Special resolutions of the Shareholders’ General Meeting shall be adopted by shareholders in attendance (including proxies) holding at least two-thirds of the voting rights.

The shareholders (including their proxies) attending the meeting shall clearly show approval or objection to every matter to be voted on. As for the unpolled vote or abstention, the Company will not treat it as the vote with voting right when calculating the voting result of this matter.

Article 81.	When shareholders (including proxies) vote at the Shareholders’ General Meeting, they shall exercise their voting rights according to the number of voting shares that they represent. Except for the cumulative voting system adopted by the directors or supervisors provided in Article 110 of these Articles of Association, each share shall have one vote. No voting rights shall be attached to the Company shares held by the Company, and such shares shall not be counted among the total number of voting shares present at the Shareholders’ General Meeting.

Subject to the applicable listing rules as amended from time to time, where any shareholder is required to abstain from voting on any particular matter being considered or restricted to voting only for or only against any particular matter being considered, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

Article 82.	Votes at a Shareholders’ General Meeting shall be taken by a show of hands, unless otherwise provided in rules governing the listing of securities or other securities laws and regulations or unless a vote by ballot is demanded before or after any vote by show of hands by:

(1) the chairman of the meeting;

(2) at least two shareholders with voting rights or proxies with voting rights;

(3) one or several shareholders (including proxies) holding, alone or together, at least 10 percent of the shares carrying the right to vote at the Shareholders’ General Meeting.

Unless otherwise provided in rules governing the listing of securities or other securities laws and regulations or unless a vote by ballot is demanded, the chairman of the meeting shall announce whether the motion has been carried in accordance with the results of the vote by show of hands, and shall record the same in the minutes of the meeting (without need to evidence the number of votes for or against the resolutions adopted at the meeting, or the percentages thereof), which shall be conclusive evidence.

The demand for a vote by ballot may be withdrawn by the person who made it.

Article 83.	If the matter demanded to be voted upon by ballot is the election of the chairman or the adjournment of the meeting, a ballot shall be taken immediately. If a ballot is demanded for any other matter, such ballot shall be taken at the time decided upon by the chairman and the meeting may proceed with the discussion of other matters; the result of the ballot shall still be regarded as a resolution passed at that meeting.

Article 84.	When a ballot is held, shareholders (including proxies) having the right to two or more votes need not use all of their voting rights in the same way.

Article 85.	When the numbers of votes for and against are equal, regardless of whether the vote is taken by show of hands or by ballot, the chairman of the meeting shall be entitled to one additional vote.

Article 86.	Decisions of the Shareholders’ General Meeting on any of the following matters shall be adopted by ordinary resolution:

	(1)	work reports of the Board of Directors and the Board of Supervisors;

	(2)	the profit distribution plans and plans for making up losses drafted by the Board of Directors;

	(3)	the appointment, dismissal and remuneration of the members of the Board of Directors and the Board of Supervisors and the method of payment of the remuneration;

	(4)	the Company’s annual budget and final accounts, balance sheet, profit statement and other financial statements;

	(5)	the engagement, dismissal or non-renewal of an accounting firm;

	(6)	the matters other than those which laws, administrative rules and regulations or these Articles of Association require to be adopted by special resolution.

Article 87.	Decisions of the Shareholders’ General Meeting on any of the following matters shall be adopted by special resolution:

	(1)	the increase or reduction of the registered capital and issuance of any class of shares, warrants or other similar securities of the Company;

	(2)	the issuance of corporate bonds;

	(3)	division, merger, dissolution and liquidation, as well as major acquisitions or disposals of the Company;

	(4)	the amendment of these Articles of Association;

	(5)	the amendment of the rights of any class shareholders;

	(6)	in the event of the purchase or sale of (a) material asset(s) of the Company or the provision of security within one year, the amount(s) of which exceeds 25 percent of the audited total assets of the Company as at the most recent period;

	(7)	equity incentive schemes;

	(8)	other matters which laws, administrative rules and regulations or these Articles of Association require to be adopted by special resolution or which the Shareholders’ General Meeting considers will have a material impact on the Company and therefore require, by an ordinary resolution, to be adopted by special resolution.

Article 88.	Any resolution adopted at the Shareholders’ General Meeting shall be consistent with the relevant provisions of Chinese laws, administrative regulations and rules, as well as these Articles of Association.

Article 89.	In case that the independent directors, board of supervisors or shareholders alone or together holding at least 10 percent of the Company’s shares request to call an extraordinary Shareholders’ General Meeting or classified shareholders’ meeting, the following procedures shall be followed:

	(1)	The proponent(s) may sign one or more written requests of identical form and substance requesting that the Board of Directors convene an Extraordinary Shareholders’ General Meeting. The Board of Directors shall give a written response on whether or not it agrees to call such extraordinary shareholders’ general meeting within 10 days after receipt of the proposal to call such meeting.

	(2)	If the Board of Directors agrees to call an Extraordinary Shareholders’ General Meeting, it shall issue a notice calling such meeting within 5 days after it has so resolved. The consent of the relevant original proponent(s) shall be secured if any change is to be made in the notice to the original request.

	(3)	If the Board of Directors does not agree to call an Extraordinary Shareholders’ General Meeting, the reasons shall be stated and announced.

	(4)	If the Board of Directors does not agree the proposal of the Board of Supervisors to call an Extraordinary Shareholders’ General Meeting or fails to give a response within 10 days after receipt of the request, it shall be deemed to be unable to or have failed to perform its duty of convening the Shareholders’ General Meeting, and the Board of Supervisors may itself convene and preside over such meeting. The procedure according to which they convene such meeting shall, to the extent possible, be identical to the procedure according to which shareholders’ meetings are to be convened by the Board of Directors.

	(5)	If the Board of Directors does not agree the proposal of the shareholders to call an Extraordinary Shareholders’ General Meeting, the shareholders shall have the right to propose to the Board of Supervisors in writing that it calls the Extraordinary Shareholders’ General Meeting.

If the Board of Supervisors agrees to call the Extraordinary Shareholders’ General Meeting, it shall issue a notice calling such meeting within 5 days after receipt of the request. The consent of the relevant original proponent(s) shall be secured if any change is to be made in the notice to the original request.

If the Board of Supervisors fails to issue a notice calling the Shareholders’ General Meeting by the prescribed deadline, it shall be deemed to have failed to convene and preside over such meeting, and a shareholder or shareholders of the Company may himself/themselves convene and preside over such meeting (Until the resolution(s) of the Shareholders’ General Meeting is/are announced, the shareholding percentages of the convening shareholders may be not less than 10 percent). The procedure according to which they convene such meeting shall, to the extent possible, be identical to the procedure according to which shareholders’ meetings are to be convened by the Board of Directors.

When the Board of Supervisors or shareholders itself/themselves convene a Shareholders’ General Meeting, the Board of Directors shall be informed in written notice; the filing procedures shall be handled at relevant department in charge in accordance with the applicable requirements. The Board of Directors and the Secretary to the Board of Directors shall give their cooperation. The Board of Directors shall provide the register of shareholders as of the date of record. The reasonable expenses incurred by such meetings shall be borne by the Company and shall be deducted from the sums owed by the Company to the negligent directors.

Article 90.	Shareholders’ General Meetings shall be convened and presided over by the Chairman of the Board. If the Chairman of the Board fails or is unable to perform his or her duties, the meeting shall be presided over by the Vice Chairman of the Board. If the Vice Chairman of the Board fails or is unable to perform his or her duties, the meeting shall be presided over by the director jointly elected by at least one half of the directors. Where no chairman is designated, the shareholders attending the meeting may elect one person to preside over the meeting. If for any reason the shareholders are unable to elect a chairman, the shareholder holding the largest number of voting shares and attending the meeting (whether in person or by proxy) shall preside over the meeting.

At a Shareholders’ General Meeting convened by the Board of Supervisors, the Chairman of the Board of Supervisors shall preside. If the Chairman of the Board of Supervisors fails or is unable to perform his or her duties, the meeting shall be presided over by the supervisor jointly elected by at least one half of the supervisors.

If a Shareholders’ General Meeting is convened by a shareholder himself or shareholders themselves, the meeting shall be presided over by the representative selected by the convener(s).

While a Shareholders’ General Meeting is holding, if the chairman of the meeting violates the rules of procedure, making continuance of the Shareholders’ General Meeting impossible, with the consent of shareholders holding more than one half of the voting rights present at the meeting, the Shareholders’ General Meeting may elect a person to serve as chairman of the meeting and the meeting shall continue.

Article 91.	The chairman of the meeting shall decide, based on the voting results, whether or not a resolution of the Shareholders’ General Meeting has been adopted. His decision shall be final and shall be announced at the meeting and recorded in the minutes of the meeting. The resolutions adopted at the Shareholders’ General Meeting shall be announced in accordance with the relevant provisions of the applicable laws and stock exchange where the Company’s stock is traded.

Article 92.	If the chairman of the meeting has any doubt concerning the result of the vote on any resolution, he or she may organize a recount of the number of votes cast. If the chairman of the meeting does not conduct a recount of the votes and an attending shareholder or proxy challenges the result of a vote announced by the chairman of the meeting, he or she has the right to demand a vote recount immediately following the announcement of the result, in which case the chairman of the meeting shall promptly organize a recount of the votes.

Article 93.	If a vote recount is conducted at a Shareholders’ General Meeting, the result thereof shall be recorded in the minutes of the meeting.

The minutes of Shareholders’ General Meeting shall be prepared by the secretary and be signed by directors, supervisors, secretary of the Board, the convener or their representatives and the host (chairman of the meeting) present at the meeting.

The adopted resolutions of Shareholders’ General Meeting shall be kept as the Company’s minutes of meetings. The records and minutes of meetings shall be written in Chinese. The minutes of meetings together with the sign-in register of attending shareholders and the instruments of appointment of proxies shall be kept at the Company’s domicile for at least 10 years.

Article 94.	Shareholders may examine photocopies of the minutes of meetings during the Company’s office hours without charge. If any shareholder demands from the Company a photocopy of relevant minutes of meetings, the Company shall send such photocopies within seven days after receiving payment of reasonable charges.

CHAPTER 9 Special Voting Procedures for Class Shareholders

Article 95.	Shareholders that hold different classes of shares shall be class shareholders.

Class shareholders shall enjoy rights and bear obligations in accordance with laws, administrative rules and regulations and these Articles of Association.

Article 96.	In case that the Company intends to alter or abolish the rights of classified shareholders, the Stockholders’ General Meeting shall pass it through a special resolution and respective meetings of stockholders convened by the affected classified shareholders shall pass it on pursuant to the Article 97 to Article 101 of these Articles of Association.

Article 97.	The following situations shall be regarded as alternation or abolishment of the rights of a certain classified shareholder:

(1) the increase or decrease of the number of shares of such class, or increase or decrease of the number of shares of a class having voting rights, distribution rights or other privileges equal or superior to those of the shares of such class;

	(2)	the conversion of all or part of the shares of such class into shares of another class, or the conversion of all or part of the shares of another class into shares of such class or the grant of the right to such change;

	(3)	the removal or reduction of rights to accrued dividends or cumulative dividends attached to shares of such class;

	(4)	the reduction or removal of a dividend preference, or a property distribution preference during liquidation of the Company, attached to shares of such class;

	(5)	the addition, removal or reduction of share conversion rights, options, voting rights, transfer rights, preemptive rights to rights issues or rights to acquire securities of the Company attached to shares of such class;

	(6)	the removal or reduction of rights to receive amounts payable by the Company in particular currencies attached to shares of such class;

	(7)	the creation of a new class of shares with voting rights, distribution rights or other privileges equal or superior to those of the shares of that class;

	(8)	the imposition of restrictions or additional restrictions on the transfer or ownership of shares of such class;

	(9)	the issuance of rights to subscribe for, or convert into, shares of such class or another class;

	(10)	the increase of the rights and privileges of shares of another class;

	(11)	such restructuring of the Company as would cause shareholders of different classes to bear disproportionate liabilities under the restructuring;

	(12)	the amendment or deletion of the provisions of this Chapter.

Article 98.	Shareholders of the affected class, whether or not otherwise having the right to vote at Shareholders’ General Meeting, shall have right to vote at class shareholders’ meetings in respect of any of the matters referred to in items (2) to (8) and items (11) to (12) of Article 97, except that interested shareholders shall not have the right to vote at class shareholders’ meetings.

For the purposes of the preceding paragraph, the term “interested shareholders” shall have the following meaning:

	(1)	if the Company is to issue a buyback offer to all of the shareholders in the same proportion or is to buy back its own shares through open transactions on a stock exchange in accordance with Article 31 of these Articles of Association, the controlling shareholder as defined in Article 59 of these Articles of Association shall be an “interested shareholder”;

	(2)	if the Company is to buy back its own shares by agreements outside a stock exchange in accordance with Article 31 of these Articles of Association, holders of shares to which such agreements relate shall be “interested shareholders”;

(3) shareholders that, under a proposed restructuring of the Company, would bear liabilities in a proportion smaller than that of the liabilities borne by other shareholders of the same class, and shareholders that have an interest in a proposed restructuring of the Company that is different from the interest in such proposed restructuring of other shareholders of the same class, shall be “interested shareholders”.

Article 99.	Resolutions of a class shareholders’ meeting may be passed only by two-thirds or more of the equity interests carrying voting rights that are represented at the meeting in accordance with Article 98.

Subject to the applicable listing rules as amended from time to time, where any shareholder is required to abstain from voting on any resolution being considered at the class shareholders’ meeting or restricted to voting only for or only against any resolution being considered at the class shareholders’ meeting, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

Article 100.	When the Company is to hold a class shareholders’ meeting, it shall issue a written notice 45 days prior to the meeting informing all the registered shareholders of that class of the matters to be considered at and the date and place of the meeting. Shareholders that intend to attend the meeting shall, within 20 days prior the day on which the meeting is to be held, serve a written reply on the Company stating that they will attend the meeting.

If the number of shares carrying the right to vote at the meeting represented by the shareholders intending to attend the meeting is not less than half of the total number of shares of that class carrying the right to vote at the meeting, the Company may hold the class shareholders’ meeting. If not, the Company shall, within five days, inform the shareholders once again of the matters to be considered at and the date and place of the meeting in the form of a public announcement. After such notification by public announcement, the Company may hold the class shareholders’ meeting.

Article 101.	If a class shareholders’ meeting is to be called by issuance of a meeting notice, notice of such meeting need be delivered only to the shareholders entitled to vote thereat.

The procedure according to which class shareholders’ meetings are held shall, to the extent possible, be identical to the procedure according to which Shareholders’ General Meeting is held. Provisions of these Articles of Association relevant to procedures for the holding of Shareholders’ General Meeting shall be applicable to class shareholders’ meetings.

Article 102.	Apart from other class shareholders, shareholders with domestic shares and shareholders with overseas listed foreign investment shares are regarded as different classified shareholders.

The special voting procedures for class shareholders shall not apply in the following circumstances:

(1) where, as approved by way of a special resolution of the Shareholders’ General Meeting, the Company issues, either separately or concurrently, domestic investment shares and overseas listed foreign investment shares every 12 months, and the quantity of domestic investment shares and overseas listed foreign investment shares intended to be issued does not exceed 20 percent of the outstanding shares of the respective classes; or

(2)	where the plan for the issuance of domestic investment shares and overseas listed foreign investment shares upon the establishment of the Company is completed within 15 months from the date of approval by the State Council’s securities authority.

CHAPTER 10 Party Organizations (the Party Committee)

Article 103.	The Company shall set up the Committee of the Communist Party of China of Aluminum Corporation of China Limited (the “Party Committee”), consisting of one secretary, one to two deputy secretary and several members. Eligible members of the Party Committee may serve as members of the Board of Directors, the Supervisory Committee and senior management through statutory procedures, while eligible Party members of the Board of Directors, the Supervisory Committee and senior management may also serve as members of the Party Committee pursuant to relevant provisions and procedures. Meanwhile, the Company shall also set up a disciplinary committee in accordance with the provisions, which shall consist of one secretary and several members.

Article 104.	The Party Committee shall fulfil the following responsibilities in accordance with the Constitution of the Communist Party of China and other regulations as prescribed by the Party:

	(1)	To ensure and supervise the Company’s implementation of policies and guidelines of the Party and the State, and implement major strategic decisions of the Central Committee of the Party and the State Council, as well as important work arrangements of the Party organizations of higher levels.

	(2)	To strengthen its leadership and gate keeping role in the process of selection and appointment of personnel, and adhere to the principle of the Party supervising the performance of officials while ensuring the lawful selection by the Board of Directors of the senior management and the lawful exercise of the power of the senior management in the employment of personnel.

	(3)	To research and discuss the reform, development and stability of the Company, major operational and management issues and major issues concerning employees’ interests, and provide comments and suggestions; to support the Shareholders’ General Meeting, the Board of Directors, the Supervisory Committee and the senior management in performing their duties in accordance with law, and support the employee representatives’ meeting in carrying out its work.

	(4)	To undertake the main responsibility of comprehensive and strict Party management; to lead the Company’s ideological and political work, the united front work, the spiritual civilization construction, the corporate culture cultivation as well as the work of groups such as the labor union and the Communist Youth League; to lead the construction of the Party’s working style and its clean and honest administration, and support the discipline inspection committee in earnestly performing its supervisory responsibilities.

(5)	To strengthen the Company’s grassroots Party organizations and their team building, give full play to the role of the Party branches as strongholds and to the role of the Party members as pioneers and fine examples, and unite and lead officials and employees to devote themselves into the reform and development of the Company.

(6)	To handle other important matters within the scope of duties of the Party Committee.

CHAPTER 11 Board of Directors

Article 105.	The Company shall establish a Board of Directors. The Board of Directors is the permanent authority and management decision-making body of the Company, which is subject to the supervision of the Supervisory Committee and all the shareholders, and is responsible for and report to the Shareholders’ General Meeting.

Article 106.	The Board of Directors shall be composed of 9 directors. The outside directors (herein meaning those directors who do not hold office in the Company) shall represent not less than 50 percent of the members of the Board of Directors, of which at least 3 directors shall be independent directors (herein meaning those directors who are independent to the shareholders and do not hold office in the Company).

The Board of Directors shall include one chairman and one vice chairman.

As needed, under the Board of Directors there shall be such special committees as an Audit Committee, a Nomination Committee, a Remuneration Committee, a Development and Planning Committee, and an Occupational Health and Safety and Environment Committee. The Audit Committee shall be composed entirely of independent directors, of whom at least one shall be a financial or accounting professional. The Remuneration Committee and the Nomination Committee shall consist of a majority of independent directors.

Article 107.	The directors of the Company shall be natural persons.

Directors need not hold shares of the Company.

Article 108.	Directors shall be elected by the Shareholders’ General Meeting and serve terms of three years (from the date of being elected to the date that the new Board of Directors is elected by the Shareholders’ General Meeting). At the expiration of their terms, directors may continue to serve as such if reelected, but independent directors may not serve more than six years in succession.

The list of candidates for directors shall be submitted as a motion to the Shareholders’ General Meeting. Other candidates for directors except for independent directors shall be nominated by the Board of Directors, the Board of Supervisors and a shareholder alone or shareholders together holding at least 3 percent of the Company’s shares, and shall be elected by the Shareholders’ General Meeting of the Company.

No written notice of an intent to nominate a director candidate and the willingness of such candidate to accept such nomination shall be sent prior to the date immediately following the date when the notice of the meeting for election of relevant director is sent or later than 7 days before the convening of the Shareholders’ General Meeting for considering the election of such director.

The outside directors shall have sufficient time and the necessary knowledge and ability to perform their duties. The Company must provide necessary information to outside directors for performing their duties. Among them, the independent non-executive directors may directly report to the Shareholders’ General Meeting, the State Council authorities in charge of securities and other relevant departments.

Executive directors shall deal with matters authorized by the Board of Directors.

Article 109.	The procedure prior to electing the Company’s non-independent directors shall be as follows:

(1) the consent of the nominee shall be obtained before the nominator nominates him or her for the position of non- independent director; the nominator(s) shall be fully aware of such details of the nominee as his or her occupation, educational background, title, career details, all of his or her concurrent positions, etc. and provide the written documents about the above-mentioned information to the Company. The candidates shall make a written commitment to the Company that they agree to accept the nomination and promise that the publicly disclosed information about candidates is true and complete, and to guarantee that they will earnestly perform their duties if being selected.

(2) in case the candidates for non-independent directors are nominated before the convening of the board meeting, if there are relevant provisions in the applicable laws, administrative regulations and rules and/or the relevant listing rules, the written materials about the nominees described in item (1) of this Article shall be announced together with the resolution of the Board of Directors in accordance with such provisions.

(3) if a shareholder alone or shareholders together holding at least 3 percent of the voting rights in the Company put(s) forth an extempore motion for the election of an independent non-executive director, the written notice of the intention to nominate a candidate for the position of independent non-executive director and of the nominee indicating his or her willingness to accept the nomination as well as relevant written materials on the nominee and his or her commitment as mentioned above in item (1) shall be delivered to the Company 10 days before the date of the Shareholders’ General Meeting. No such written notice shall be sent prior to the date immediately following the date when the notice of the meeting for election of relevant director is sent or later than 7 days before the convening of the Shareholders’ General Meeting for considering the election of such director.

Article 110.	In case the Company’s controlling shareholders’ shareholding percentage is more than 30 percent, the cumulative voting system may be implemented for the election of directors and supervisors at a Shareholders’ General Meeting, namely when more than two directors or supervisors shall be elected at the Shareholders’ General Meeting , each share held by the shareholder who participates in the voting carries a number of voting rights equivalent to the number of directors or supervisors to be elected, and a shareholder may cluster or disperse his or her voting rights.

Article 111.	The Chairman of the Board and the Vice Chairman of the Board shall be elected and removed by more than half of all the directors. The Chairman of the Board and the Vice Chairman of the Board shall serve terms of three years and may serve consecutive terms if reelected.

Article 112.	The Board of Directors shall be accountable to the Shareholders’ General Meeting and exercise the following functions and powers:

	(1)	to convene Shareholders’ General Meetings and to report on its work to the Shareholders’ General Meeting;

	(2)	to implement the resolutions of the Shareholders’ General Meeting;

	(3)	to decide on the business plans and investment plans of the Company;

	(4)	to formulate the annual financial budgets plans and final accounts plans of the Company;

	(5)	to determine the Company’s annual loan financing plan;

	(6)	to formulate the profit distribution plans and plans for making up losses of the Company;

	(7)	to formulate plans for the Company’s debt and financial policies, the increase or reduction of the registered capital of the Company and plans for the issuance of bonds or other securities;

	(8)	to draft plans for major acquisitions or disposals of the Company and the buyback of the Company’s own shares, as well as the merger, division or dissolution of the Company;

	(9)	to make decision on the security not subject to the approval of the Shareholders’ General Meeting, in accordance with the laws, the administrative regulations and rules, as well as these Articles of Association;

	(10)	to decide on such matters as the Company’s investments in third parties, purchase and sales of assets, asset mortgages, the provision of security for third parties, entrustment of financial services, connected transactions, etc., to the extent authorized by the Shareholders’ General Meeting;

	(11)	to decide on the establishment of the Company’s internal management organization;

	(12)	to engage or dismiss the Company’s Manager; to engage or dismiss such senior management staff as the Senior Deputy Manager, the Deputy Manager, the Chief Accountant, as proposed by the Manager, and deciding on matters relating to their remuneration;

to appoint or replace the members of the Board of Directors and the Board of Supervisors of the wholly- owned subsidiary; to appoint, replace or recommend the shareholder representatives, directors and supervisors of the subsidiaries controlled by it or equity affiliates;

	(13)	to decide on the establishment of the Company’s internal management organization;

	(14)	to formulate amendments to these Articles of Association;

	(15)	to formulate the basic management systems of the Company;

	(16)	to formulate the equity incentive schemes;

	(17)	to make decision on the Company’s other major affairs and administrative affairs, and to sign other important agreements, except for the matters to be considered at the Shareholders’ General Meeting in accordance with the provisions of the Company Law and these Articles of Association;

	(18)	other functions and powers provided for in these Articles of Association or granted by the Shareholders’ General Meeting.

Resolutions by the Board of Directors on the matters referred to in the preceding paragraph shall be passed by the affirmative vote of not less than one half of all of the directors with the exception of resolutions on the matters referred to in items (7), (8), (9), (14) and (16), which shall require the affirmative vote of at least two-thirds of all of the directors for adoption.

If a director has a connected relationship with an enterprise involved in a matter on which a resolution is to be made at a meeting of the Board of Directors, he or she may not exercise his or her right to vote regarding such resolution, nor may he or she exercise the voting right of another director as such director’s proxy thereon. Under circumstance set forth above, such a Board meeting may be held only if more than one half of the directors without a connected relationship are present, and the resolutions made at such a Board meeting shall require adoption by more than one half of the directors without a connected relationship. As for the aforementioned items, which shall require the affirmative vote of at least two-thirds of all of the directors for adoption, and shall require adoption by at least two-thirds of the directors without a connected relationship. If the Board meeting is attended by less than three directors without a connected relationship, the matter shall be submitted to the Shareholders’ General Meeting for consideration.

A resolution by the Board of Directors on a connected transaction shall enter into effect only once the independent non-executive directors have signed the same.

The Company shall formulate the rules for chief legal adviser, under which the chief legal adviser shall present and give legal opinions at the meeting of the Board of Directors whenever legal issue is involved in proposals for consideration and approval thereat.

Article 113.	Before making decision on significant matters of the Company, the Board of Directors shall seek advice of the Party Committee.

Article 114.	With the authorization made by the Board of Directors, the Chairman of the Board may exercise part of functions and powers of the Board when the Board is not in session. The content of the authorization made by the Board of Directors shall be clear and specific.

Article 115.	When the Board of Directors intends to dispose of fixed assets and the sum of the expected value of the consideration for the proposed disposal and the value of the consideration for disposal of fixed assets made in the four months immediately preceding the proposed disposal exceeds 33 percent of the value of the fixed assets shown in the last balance sheet placed before the Shareholders’ General Meeting, the Board of Directors may not dispose of or agree to the disposal of the fixed assets without the approval of the Shareholders’ General Meeting.

For the purposes of this Article, the term “disposal of fixed assets” shall include the assignment of certain interests in assets but exclude the provision of fixed assets as security.

The validity of transactions whereby the Company disposes of fixed assets shall not be affected by the breach of the first paragraph of this Article.

Article 116.	The investments (including venture capital) or the acquisition made by the Company valued at no more than 25 percent of the Company’s audited total assets (or total market value) as at the most recent period shall be decided upon by the Board of Directors. The investments or acquisitions beyond the approval authority of the Board of Directors shall be reviewed by relevant experts and professionals organized by the Board of Directors and be reported to the Shareholders’ General Meeting for approval.

In case the market development, M & A, the investment in new areas shall be decided by the Board of Directors, the projects whose investment or M & A of assets amounted to more than 10 percent of the total assets shall be provided with the professional advices from the social counseling agencies, as the important basis for the decisions made by the Board of Directors.

Article 117.	The Chairman of the Board of the Company shall exercise the following functions and powers:

(1) to preside over Shareholders’ General Meetings and to convene and preside over meetings of the Board of Directors;

(2) to organize the implementation of the duties of the Board of Directors; to examine the implementation of resolutions of the Board of Directors;

(3) to sign bond certificates issued by the Company;

(4) other functions and powers granted by the Board of Directors.

The Vice Chairman of the Board of the Company shall assist the Chairman of the Board in his or her work. If the Chairman of the Board is unable to perform his or her duties or fails to perform his or her duties, his or her duties shall be performed by the Vice Chairman of the Board; if the Vice Chairman of the Board is unable or fails to perform these duties, a director elected by at least one half of the directors shall perform such duties.

Article 118.	Meetings of the Board of Directors shall be held at least four times a year. Meetings of the Board of Directors shall be convened by the Chairman of the Board by giving a notice to all directors and supervisors 14 days before the meetings are held.

The Chairman of the Board shall convene an interim meeting of the Board of Directors within 10 days without being limited by the aforementioned meeting notice period if:

	(1)	it is proposed by shareholders representing at least 10 percent of the voting rights;

	(2)	it is proposed by at least one-third of the directors;

	(3)	it is proposed by at least one-half of the independent directors;

	(4)	it is proposed by the Board of Supervisors;

	(5)	it is proposed by the Manager of the Company.

The meeting of the Board of Directors in principle shall be held at the Company’s domicile.

The meeting of the Board of Directors shall be held in Chinese; an interpreter may be required to bilingual impromptu translation if necessary.

The Company’s outside directors shall meet with other directors annually on a regular basis without the presence of the Company’s management, in order to understand the Company’s operation.

Article 119.	The meetings of the Board of Directors shall be noticed by way as follows:

	(1)	If the Board of Directors has specified the time and place of the regular board meeting in advance, no service of notice is required.

	(2)	If the Board of Directors has not specified the time and place of the regular board meeting in advance, the Chairman of the Board shall, at least 14 days in advance, inform the directors and supervisors the time and the place of the board meeting by way of telegraph, telex, fax, courier, registered mail or by specially designated person, except as otherwise provided in Article 118 of these Articles of Association.

	(3)	The notice shall be written in Chinese, if necessary, the English version can be attached, including the agenda for the meeting. Any director may waive the right of receiving the notice of board meeting.

Article 120.	The Board of Directors shall give a prior notice to all the executive and outside directors of any material matter to be resolved by the Board of Directors within a period required by Article 119 of these Articles of Association and provide sufficient materials with respect to such matter in strict accordance with relevant procedures. The directors may require additional materials with respect thereto. If at least one- quarter of the directors or at least two outside directors believe that the motion before the Board of Directors is unclear or unspecific, the meeting materials are insufficient or other such reason, they may jointly propose that the holding of the meeting of the Board of Directors or discussion of the motion in question be postponed to a later time. In such circumstances the Board of Directors shall accept the proposal.

Notice of a meeting shall be deemed to have been given to any director who attends the meeting without protest against, before or at its commencement, any lack of notice.

Any regular or extraordinary meeting of the Board of Directors may be held by way of telephone conference or similar communication equipment so long as all directors participating in the meeting can clearly hear and communicate with each other. All such directors shall be deemed to be present in person at the meeting.

Article 121.	Meetings of the Board of Directors may be held only if not less than half of the directors (including any alternate director appointed pursuant to Article 122 of the Articles of Association) attend. Each director shall be entitled to one vote. Resolutions of the Board of Directors must be adopted by the affirmative vote of the majority of all the directors. When the numbers of votes for and against are equal, the chairman of the meeting shall be entitled to one additional vote.

Article 122.	Meetings of the Board of Directors shall be attended by the directors in person. If a director is unable to attend a meeting for any reason, he or she shall appoint another director in writing to attend the meeting on his or her behalf. Such instrument of appointment shall specify the names of the proxy, the matters, and the scope of authorization and the term of validity.

If a director fails to personally attend a meeting of the Board of Directors and to appoint another director to attend the meetings on his or her behalf on two consecutive occasions, he or she shall be deemed unable to perform his or her duties and the Board of Directors shall propose to the Shareholders’ General Meeting that he or she be replaced.

The director attending the meeting on behalf of the absent director shall exercise the director’s right to the extent authorized. If a director fails to attend a meeting of the Board of Directors and has not appointed a proxy to attend the meeting on his or her behalf, he or she shall be deemed to have waived his or her right to vote at such meeting.

The reasonable expenses incurred by the directors who attend meetings of the board shall be borne by the Company. These expenses include the traffic expenses covering the distance between the place where a director is located and the place where a meeting is held (in the event that these two places are not the same), the fees of room and board during the term of the meeting, the rent of the place of the meeting and the local traffic expenses.

Article 123.	The Board of Directors may agree to accept a written motion instead of convening the meeting of the Board of Directors. The draft of the motion shall be served in person, by mail, telegram and fax to each director. In case that the Board of Directors has distributed the motion to all directors, the number of directors who sign on the motion reaches the quorum required by laws and the motion has been submitted to the Secretary of the Board by the abovementioned ways, the resolution shall become the resolution adopted by the Board of Directors, without convening the meeting of the Board of Directors.

Article 124.	The Board of Directors shall keep minutes of the meeting of the Board of Directors and its decisions on the matters examined without the convening of a meeting in Chinese. The directors attending the meeting shall have the right to make descriptive records of their speeches at the meeting. The opinions of the independent (non-executive) directors shall be clearly listed in the resolutions of the board of directors. The minute of each meeting of the Board of Directors shall be provided to all directors for review as soon as possible. Any director who wants to make amendment of supplement to the minute shall report the amendment to the Chairman of the Board in written form within one week upon the receipt of the minute. The directors and recorder attending the meeting shall sign on the finalized minute of the meeting. The minutes of meetings of the Board of Directors shall be kept at the Company’s domicile and sent to each director in full copies as soon as possible. The minutes of meetings shall be kept for at least 10 years.

The directors shall be liable for the resolutions of the Board of Directors. If a resolution of the Board of Directors is in violation of laws, administrative regulations or these Articles of Association, thereby causing the Company to sustain a material loss, the directors who took part in the resolution shall be liable to the Company for damages. However, if a director is proved to have expressed his or her opposition to and vote against such resolution when it was put to the vote, and such opposition is recorded in the minutes of the meeting, such director may be exempted from such liability.

Article 125.	Any written resolution not formed and signed by directors in line with the statutory procedures shall not have the legal effect of the resolution of the Board, even if every director has expressed his or her opinion in different ways.

Where a resolution of the Board of Directors is in violation of laws, administrative regulations and rules, the Company’s Articles of Association or the resolution of the Shareholders’ General Meeting, thereby causing serious losses to the Company, the directors who cast an affirmative vote shall be directly liable to the Company for damages. However, where a director can prove that he or she expressed his or her opposition to such resolution when it was put to be voted, and that such opposition was recorded in the minutes of the meeting, the director may be relieved from such liability; where a director abstains from voting, or is absent and does not appoint others to attend, the director may not be relieved from such liability; where a director has expressed his opposition to such resolution but does not cast a negative vote, the director also may not be relieved from such liability.

Article 126.	Subject to relevant laws and administrative regulations, the Shareholders’ General Meeting may remove any director by an ordinary resolution (without prejudice to any claim for damages that such director may have under any contract) before the end of his or her term of office.

Article 127.	Directors may tender their resignations before the expiration of their terms of office. To resign, a director shall submit a written resignation to the Board of Directors. The independent director provide information on any circumstances related to his or her resignation or any circumstances to which he or she believes the attention of the Company and its creditors must be drawn.

If the resignation of a director causes the number of occupied seats on the Board of Directors to fall below the statutory minimum, his or her written resignation shall enter into effect only upon the new director taking up the vacancy left by his or her resignation. The remaining directors shall convene an extraordinary Shareholders’ General Meeting as soon as possible to elect a director to fill the vacancy left by the resignation of the director. Until the Shareholders’ General Meeting has passed a resolution on electing a director, the powers of the resigning director and the remaining directors shall be subject to reasonable restrictions.

If the resignation of an independent director causes the number of independent directors or the number of occupied seats on the Board of Directors to fall below the statutory minimum, the incumbent director shall continue to perform his or her duties as an independent director in accordance with laws, administrative regulations and these Articles of Association until the incoming director assumes his or her position. The Board of Directors shall convene a Shareholders’ General Meeting within two months to re-elect the independent directors; if the Board of Directors fails to convene a shareholders’ general meeting, the independent directors may not perform their duties.

Except in the circumstance specified in the preceding paragraphs, a director’s resignation shall be effective upon his or her written resignation being served on the Board of Directors.

CHAPTER 12 Independent Directors

Article 128.	The independent director shall loyally perform his or her duties, safeguard the interests of the Company and especially pay attention that the lawful rights and interests of the Company’s shareholders of public shares are not harmed.

The independent director shall perform his or her duties and responsibilities independently, without interference from the major shareholder(s) or the actual controller of the Company, or other entities or individuals that have a material interest with the Company and its major shareholder(s) or the actual controller.

Article 129.	The candidates for the Company’s independent director shall be nominated by the Company’s Board of Directors, Board of Supervisors and shareholders who alone or together hold at least 1 percent of the outstanding shares of the Company and shall be decided through election by the Shareholders’ General Meeting.

	(1)	The consent of the nominee shall be obtained before the nominator nominates him or her for the position of independent director; the nominator(s) shall be fully aware of such details of the nominee as his or her occupation, educational background, title, career details, all of his or her concurrent positions, etc., and shall be liable to provide such written materials to the Company. The candidate shall make a written commitment to the Company, agree to accept the nomination, promise that the publicly disclosed information about candidates is true and complete, and to guarantee that they will earnestly perform their duties if being selected.

	(2)	The nominator(s) shall express his/her/their opinions on the nominee’s qualifications for holding the position of independent director and his or her independence; if otherwise provided in accordance with the applicable laws and regulations and/or relevant listing rules, the nominee shall make a public statement to the effect that no relationship exists between himself or herself and the Company that could affect his or her making independent and objective judgments.

	(3)	If the candidate for the independent director is nominated before the board meeting is convened, if otherwise provided in accordance with provisions in the applicable laws and regulations and/or the listing rules or other securities laws and regulations, the written materials of the nominee described in item (1) and (2) of this Article shall be announced together with the resolution of the Board of Directors in accordance with such provisions.

	(4)	If a shareholder alone or shareholders together holding at least 3 percent of the voting rights in the Company or the Board of Supervisors put(s) forth an extempore motion for the election of an independent director, the written notice of the intention to nominate a candidate for the position of independent director and of the nominee indicating his or her willingness to accept the nomination as well as relevant written materials and commitment on the nominee as mentioned in above in item (1) and (2) of this Article shall be delivered to the Company 16 days before the date of the Shareholders’ General Meeting.

	(5)	Prior to the holding of a Shareholders’ General Meeting at which an independent director is to be elected, if otherwise provided in the applicable laws and regulations and/or relevant listing rules, the Company shall simultaneously submit the relevant materials on all the nominees to the State Council authorities in charge of securities, where the Company is located and/or the agency of the CSRC and the stock exchange on which Company shares are listed. If the Board of Directors of the Company has objections concerning the relevant details of a nominee, the Company shall additionally submit the written opinion of the Board of Directors. The nominees against whom the CSRC has objections shall not be the candidate for the independent director. At the time the Shareholders’ General Meeting to elect an independent director is held, the Board of Directors of the Company shall elaborate on whether the CSRC had any objections against the candidates for the post of independent director.

Article 130.	A person holding the position of independent director shall satisfy the basic conditions set forth below:

	(1)	having the qualifications to hold the position of directors of the Company in accordance with laws, administrative regulations and these Articles of Association;

	(2)	having the independence required by relevant laws, administrative regulations, departmental rules and the listing rules;

	(3)	having a basic knowledge of the operation of listed companies and being familiar with relevant laws, administrative rules, regulations and rules (including but not limited to the applicable accounting standards);

	(4)	having at least five years of experience in law, economics or other work experience required for performing the duties and responsibilities of an independent director;

	(5)	other conditions stipulated in these Articles of Association.

Article 131.	The independent director must be independent. Unless otherwise provided in the applicable laws, regulations and/or the relevant listing rules, the following persons may not serve as independent directors:

	(1)	persons holding a position in the Company or a subsidiary thereof and their lineal relatives and major social relations (the lineal relatives refer to the spouse, parents and children; the major social relations refer to the brothers and sisters, father-in-law and mother-in-law, daughter-in-law, son-in-law, the spouses of brothers and sisters, as well as the spouse’s brothers and sisters);

	(2)	natural person shareholders who directly or indirectly hold at least 1 percent of the outstanding shares of the Company or who rank among the top ten shareholders of the Company, and their lineal relatives;

	(3)	persons who hold positions in entities that directly or indirectly hold at least 5 percent of the outstanding shares of the Company or that rank among the top five shareholders of the Company, and their lineal relatives;

	(4)	persons who, at any time during the immediately preceding period of one year, have fallen into any of the three categories listed above;

	(5)	persons who provide financial, legal, consultancy or other such services to the Company or its subsidiaries;

	(6)	other persons that the State Council authorities in charge of securities specify may not serve as an independent director.

Article 132.	If an independent director fails on three consecutive occasions to personally attend a meeting of the Board of Directors, the Board of Directors shall request that the Shareholders’ General Meeting replace him or her. An independent director may not be removed without cause before the expiration of his or her term, unless any of the circumstances set forth in Article 122, Clause 2, or the circumstance mentioned in the preceding paragraph or a circumstance under which a person may not hold the position of director specified in the laws, administrative regulations and rules, as well as these Articles of Association, arises. If an independent director is removed before the expiration of his or her term, the Company shall disclose his or her removal as a matter for special disclosure. If the removed independent director is of the opinion that the Company’s grounds for removing him or her are not justified, he or she may make a public statement to that effect.

Article 133.	In addition to the functions and powers granted to directors under the Company Law, other laws, administrative regulations and rules, as well as these Articles of Association, independent directors shall have the following special functions and powers:

	(1)	the material connected transactions (as determined based on the criteria issued by the competent regulator from time to time) shall be reviewed by the Board of Directors or the Shareholders’ General Meeting in accordance with laws, regulations and/or the relevant listing rules; the engagement or dismissal of an accounting firm; in case there are relevant provisions in the applicable laws, regulations and/or the relevant listing rules, it shall be submitted to the Board of Directors for discussion after being approved by not less than 50 percent of the independent directors in accordance with such provisions. A resolution by the Board of Directors on a connected transaction shall enter into effect only once the independent directors have signed the same. Before rendering their judgment, independent directors may engage an intermediary organization to issue an independent financial consultant report for use as a basis for rendering their judgment;

	(2)	proposing the engagement or dismissal of an accounting firm to the Board of Directors;

	(3)	proposing to the Board of Directors the calling of an extraordinary Shareholders’ General Meeting;

	(4)	proposing the calling of meetings of the Board of Directors;

	(5)	independently engaging external auditors and consultants;

	(6)	openly soliciting shareholders’ voting rights before the holding of a Shareholders’ General Meeting;

	(7)	directly reporting to the Shareholders’ General Meeting, the State Council authorities in charge of securities and other relevant departments.

	(8)	An independent director shall obtain the consent of at least half of the independent directors before exercising the aforementioned functions and powers in items (2), (3), (4), (6), and (7) and shall obtain the consent of all independent directors before exercising the aforementioned functions and powers in item (5).

The expenses incurred by independent directors in independently engaging external auditors and consultants, and carrying out audit and consulting for the specific matters of the Company shall be borne by the Company.

Article 134.	In addition to performing the duties and responsibilities mentioned above, independent directors shall express their independent opinions to the Board of Directors or the Shareholders’ General Meeting on the following matters:

	(1)	the nomination or removal of directors;

	(2)	the engagement or dismissal of senior management staff;

	(3)	the remuneration of the Company’s directors and senior management staff;

	(4)	matters which may, in an independent director’s opinion, harm the rights and interests of small and medium shareholders;

	(5)	major financial transactions that occur between the Company and the shareholders or its affiliates;

	(6)	the failure by the Board of Directors to prepare a plan for the distribution of profits in cash;

	(7)	other matters specified in the applicable laws and regulations, as well as these Articles of Association.

Concerning the aforementioned matters, independent directors shall express one of the following opinions: consenting opinions; qualified opinions, and the reasons therefor; opposing opinions, and the reasons therefor; disclaimer of opinion, and an explanation of the impediments.

Article 135.	The independent director shall attend the meeting of the Board of Directors on time, understand the Company’s production and operation, and actively investigate and obtain the conditions and information required by making decisions. The independent director shall submit the annual report of all independent directors to the Shareholders’ General Meeting of the Company and to elaborate on the performance by the independent directors of their duties and responsibilities.

Article 136.	The Company shall establish the work system of independent directors; the Secretary to the Board of Directors shall actively cooperate with the independent directors to perform their duties and responsibilities. The Company shall ensure that the independent directors enjoy the same right to know as other directors, timely provide relevant materials and information to the independent directors, regularly report the Company’s operation and organize the independent directors to make field survey if necessary.

CHAPTER 13 Secretary to the Board of Directors

Article 137.	The Company shall have a Secretary to the Board of Directors. The Secretary to the Board of Directors shall be a member of the senior management staff of the Company and the Board of Directors shall establish the working office of the Board Secretary, if necessary.

Article 138.	The Secretary to the Board of Directors shall be a natural person with the necessary professional knowledge and experience. He or she shall be appointed by the Board of Directors.

His or her main duties shall be as set forth below:

	(1)	to assist the directors with their handling of the day-to-day business of the Board of Directors; to provide the directors with, remind the directors of, and ensure that the directors are aware of, the domestic and foreign regulators’ regulations, policies and requirements in respect of the operation of companies; and to assist the directors and the Manager in their compliance with domestic and foreign laws, these Articles of Association and other relevant regulations when they are exercising their functions and powers;

	(2)	to be responsible for organizing and preparing the documents of the Board of Directors and the Shareholders’ General Meeting; to duly keep meeting minutes; to ensure that decisions made at meetings are made in accordance with statutory procedure and to keep abreast of the implementation of the resolutions of the Board of Directors;

	(3)	to be responsible for arranging and coordinating the disclosure of information, coordinating the relationship with investors and enhancing the transparency of the Company;

	(4)	to participate in arranging capital market financing;

	(5)	to handle relations with intermediary organizations, regulators and the media, and to coordinate public relations.

The scope of the duties and responsibilities of the Secretary to the Board of Directors shall be as set forth below:

	(6)	to arrange and make preparations for meetings of the Board of Directors and Shareholders’ General Meeting, to prepare meeting materials, to arrange relevant meeting affairs, to be responsible for meeting minutes, to ensure the accuracy of such minutes, to keep meeting documents and minutes, to actively keep abreast of the implementation of relevant resolutions; to report major issues encountered in the course of implementation to the Board of Directors and to provide recommendations in respect thereof;

	(7)	to ensure that the material matters on which the Board of Directors of the Company has reached decisions are carried out in strict accordance with the prescribed procedure; at the request of the Board of Directors, to participate in and arrange for advice and analysis of matters on which the Board of Directors is to make decisions and put forward pertinent opinions and recommendations; to handle, upon appointment, the day to day work of the Board of Directors and its relevant committees;

(8)	as the contact person between the Company and the securities regulator, to be responsible for arranging for the preparation and timely delivery of the documents requested by the regulator and to be responsible for accepting the relevant tasks assigned by the regulator and arranging for their completion;

(9)	to be responsible for coordinating and arranging information disclosures by the Company and the establishment of a sound information disclosure system, to attend all Company meetings relating to information disclosure and to be aware at all times of the Company’s material business decisions and relevant information and data;

(10)	to be responsible for the work associated with maintaining the confidentiality of the Company’s price sensitive information and to formulate a practical and effective confidentiality system and measures; where Company price sensitive information is leaked for any reason, to take the necessary remedial measures, to timely explain and clarify the same and inform the regulator of the place where Company shares are listed abroad and the CSRC;

(11)	to be responsible for the coordination and organization of the market promotion, coordinating the visiting reception, dealing with the investor relations, maintaining the relationship with the investors, intermediaries and the media, coordinating to answer the public’s questions, ensuring that the investors may obtain the information disclosure matters of the Company in time; to be responsible for the promotion and propaganda activities of the Company inside and outside China, preparing summary reports on the market promotion and activities such as major inviting, and organizing the relevant matters of report to the CSRC;

(12)	to be responsible for the management and conservation of the Company’s register of shareholders, register of directors, the materials about the number of shares held by major shareholders and director equity records, as well as the list of creditors of the Company’s outstanding debentures;

(13)	to assist the directors and the Manager in their compliance with domestic and foreign laws, these Articles of Association and other relevant regulations when they are exercising their functions and powers; when he or she becomes aware that the Company has adopted or could adopt a resolution that violates relevant regulations, he or she is under obligation to timely make the same known and has the right to truthfully report the same to the CSRC and other regulators;

(14)	to coordinate the provision of necessary information and data to the Company’s Board of Supervisors and other review organizations when they are performing their monitoring functions and to assist in the investigations on the performance by the Company’s Financial Controller, the Company’s directors and the Manager of their fiduciary duties;

	(15)	to perform other functions and powers granted by the Board of Directors and other functions and powers required by laws of the place where Company shares are listed or by relevant rules of the Stock Exchange.

Article 139.	Directors or other senior management staff of the Company may concurrently hold the office of Secretary to the Board of Directors. No accountant of an accounting firm engaged by the Company may concurrently hold the office of Secretary to the Board of Directors.

If the office of Secretary to the Board of Directors is held by a director of the Company and a certain act is to be done by a director and the Secretary to the Board of Directors separately, the person who concurrently holds the offices of director and Secretary to the Board of Directors may not perform the act in both capacities.

Article 140.	The Secretary to the Board of Directors shall comply with the relevant provisions of these Articles of Association to perform his or her duties diligently.

The Secretary to the Board of Directors shall assist the Company in compliance with China’s relevant laws and the rules of the Stock Exchange where the Company’s shares are listed.

CHAPTER 14 Manager

Article 141.	The Company has a manager, who shall be engaged or dismissed by the Board of Directors.

The Company shall have one Senior Deputy Manager, several Deputy Managers and one Chief Financial Officer to assist the Manager’s work. The Senior Deputy Manager, Deputy Manager and Chief Financial Officer shall be nominated by the Manager and engaged or dismissed by the Board of Directors.

A director can be engaged as the part-time Manager or other senior management staff; however, the number of the directors serving as the part-time Manager or other senior management staff shall not exceed one half of the Company’s total number of directors.

Article 142.	The Manager shall serve terms of three years and may serve consecutive terms if reappointed.

Article 143.	The Manager shall be accountable to the Board of Directors and exercise the following functions and powers:

(1) to be in charge of the production, operation and management of the Company, to organize the implementation of the resolutions of the Board of Directors;

(2) to arrange for the implementation of the Company’s annual business plans and investment plans;

(3) to draft the plan for establishment of the Company’s internal management organization;

	(4)	to draft the plan for establishment of management organization of the Company’s branch offices;

	(5)	to draft the Company’s basic management system;

	(6)	to formulate the basic rules and regulations of the Company;

	(7)	to request the Board of Directors to engage or dismiss the Company’s Senior Deputy Manager, Deputy Manager, Chief Financial Officer;

	(8)	to engage or dismiss management personnel other than those to be engaged or dismissed by the Board of Directors;

	(9)	to propose the holding of interim meetings of the Board of Directors;

	(10)	other functions and powers granted by the Company’s Articles of Association or the Board of Directors.

Article 144.	The Manager shall timely report on the execution and performance of material contracts of the Company, on the application of funds and on profits and losses to the Board of Directors or at the request of the Board of Supervisors. The Manager shall ensure the truthfulness of such reports.

Article 145.	The Manager who is not a director has the right to attend the meetings of the Board of Directors and to receive notice of or other information concerning any meetings; the manager who is not a director has no voting right.

Article 146.	In the exercise of his or her functions and powers, the Manager and other senior management staff shall not change the resolutions of the Shareholders’ General Meeting and the Board of Directors or exceed the scope of authorization.

Article 147.	In the exercise of his or her functions and powers, the Manager and other senior management staff shall perform a fiduciary duty and an obligation of diligence in accordance with the laws, administrative regulations and rules, as well as these Articles of Association.

Article 148.	The Manager and other senior management staff may tender his or her resignation to the Board of Directors in written form three months in advance; the department manager may tender his or her resignation to the Manager in written form two months in advance.

CHAPTER 15 Board of Supervisors

Article 149.	The Company shall have a Board of Supervisors. The Board of Supervisors is a regular supervisory department established by the Company. It is responsible for supervising the Board of Directors and its members, as well as the Manager and other senior management staff to prevent them from abusing their powers, or infringing the legal interests of shareholders, the Company, and employees of the Company.

Article 150.	The Board of Supervisors shall consist of three supervisors. The external supervisors (refer to those supervisors who do not hold office in the Company, the same below) shall represent not less than 50 percent of the members of the Board of Supervisors. The number of the supervisors who represent the employees shall be not less than one-third of the number of supervisors.

The appointment and dismissal of the Chairman of the Board of Supervisors. The term of office of a supervisor shall be 3 years. A supervisor may serve consecutive terms if reelected upon the expiration of his or her term.

The appointment and dismissal of the Chairman of the Board of Supervisors shall be subject to the affirmative vote of at least two-thirds of the members of the Board of Supervisors.

The chairman of the Board of Supervisors shall organize the performance of the duties of the Board of Supervisors.

Article 151.	The members of the Board of Supervisors include two shareholder representatives (including qualified as outside supervisors, the same below) and one employee representative who represents the employees. The shareholder representative shall be elected and removed by the Shareholders’ General Meeting; the employee representative shall be elected and removed by the employees’ democratic election.

As needed, the Board of Supervisors shall establish an office to be responsible for the daily affairs of the Board of Supervisors.

Article 152.	The list of candidates for the position of supervisors who represent the shareholders shall be put in the form of a motion before the Shareholders’ General Meeting for resolution. The candidates for the supervisors who represent the shareholders shall be nominated by the Board of Directors, the Board of Supervisors and a shareholder alone or shareholders together holding at least 3 percent of the Company’s shares, and shall be elected and removed by the Shareholders’ General Meeting of the Company. The procedures for electing supervisors shall refer to the procedures for electing non-independent directors in Article 109 of these Articles of Association and the provision of adopting the cumulative voting system for electing supervisors in Article 110 of these Articles of Association.

Article 153.	The Company’s Directors, Manager and other senior management staff may not concurrently serve as supervisors.

Article 154.	The meeting of the Board of Supervisors shall be convened at least once every six months. The chairman of the Board of Supervisors shall convene and preside over meetings of the Supervisory Board. If the chairman of the Supervisory Board is unable or fails to perform his or her duties, a supervisor jointly selected by at least one half of the supervisors shall convene and preside over a meeting. The notice for convening a meeting of the Board of Supervisors shall be served to all supervisors 10 days before the meeting in written form. A notice of a meeting of the Board of Supervisors shall include the following particulars:

(1) the date, venue and duration of the meeting;

(2) the reasons for holding the meeting and the topics to be discussed thereat;

(3) the date of issuance of the notice.

Article 155.	If a supervisor fails to personally attend a meeting of the Board of Supervisors and to appoint another supervisor to attend the meetings on his or her behalf on two consecutive occasions, he or she shall be deemed unable to perform his or her duties and shall be replaced by the Shareholders’ General Meeting and the employee representative congress.

Article 156.	The supervisor may tender his or her resignation before the end of his or her term. The provisions concerning the duration and resignation of the directors in CHAPTER 11 of these Articles of Association are applicable to the supervisors.

Article 157.	The Board of Supervisors shall be accountable to the Shareholders’ General Meeting and exercise the following functions and powers in accordance with laws:

	(1)	to examine the Company’s financial affairs; to review the report prepared by the Board of Directors periodically and submit the audit opinions in written form;

	(2)	to supervise the directors, the Manager and other senior management staff in the performance of their Company duties and to propose the removal of directors or senior management staff who violate laws, administrative regulations or breach these Articles of Association or resolutions of the Shareholders’ General Meeting;

	(3)	if an act of a director or of the Manager or another senior officer is detrimental to the Company’s interests, to require him or her to correct such act;

	(4)	to verify financial information such as financial reports, business reports, profit distribution plans, etc. that the Board of Directors intends to submit to the shareholders’ general meeting and, if in doubt, to be able to appoint, in the name of the Company, a registered accountant or practicing auditor to assist in reviewing such information;

	(5)	to conduct an investigation and, if necessary, engage professional organizations, such as accounting firms and law firms, to assist it in its work in the event that it discovers any irregularities in the Company’s operations, the expenses shall be borne by the Company;

	(6)	to propose the holding of Extraordinary Shareholders’ General Meetings and, in the event that the Board of Directors fails to perform its duty of convening and presiding over a Shareholders’ General Meeting, to convene and preside over such a meeting in accordance with the law;

	(7)	to propose the interim meeting of the Board of Directors;

	(8)	to negotiate with or to file a suit against any director or other senior management staff on behalf of the Company;

	(9)	Other duties as prescribed in the laws, administrative regulations and rules, as well as the Articles of Association and authorized by the Shareholders’ General Meeting.

The Board of Supervisors shall give advice for the accounting firm engaged by the Company. It may appoint a separate accounting firm in the Company’s name to independently review the Company’s finances if necessary and directly report to the State Council authorities in charge of securities and other relevant departments.

The outside supervisors shall independently report the integrity and diligence performance of the Company’s senior management staff to the Shareholders’ General Meeting.

Supervisors may attend meetings of the Board of Directors in a non-voting capacity and raise questions and make suggestions in respect of matters that are the subject of resolutions of the Board of Directors.

Article 158.	The Board of Supervisors may require the Company’s directors, the Manager, chief financial officer, the secretary to the Board of Directors, the internal and external auditors to attend the meetings of the Board of Supervisors and answer the issues concerned by Board of Supervisors.

Article 159.	Resolutions of the Board of Supervisors shall require the affirmative vote of at least two-thirds of the members of the Board of Supervisors for adoption.

Article 160.	The minutes of the meeting shall be kept as the Company’s records of meetings by the Board of Supervisors. The supervisors and recorder attending the meeting shall sign on the finalized minute of the meeting. The minutes of meetings of the Board of Supervisors shall be kept as the Company’s important files. The minutes of meetings shall be kept for at least 10 years.

Article 161.	When the Board of Supervisors exercises its functions and powers with the engagement of the lawyers, certified public accountants, practicing auditors and other professionals, the reasonable expenses incurred shall be borne by the Company.

Article 162.	The supervisors shall faithfully fulfill its oversight responsibilities in accordance with the laws and administrative regulations and rules, as well as these Articles of Association.

CHAPTER 16 Qualifications and Obligations of the
Directors, Supervisors, Manager and Other Senior
Management Staff of the Company

Article 163.	None of the following persons may serve as a director, supervisor, manager or other senior management staff of the Company:

	(1)	persons without capacity or with limited capacity for civil acts;

	(2)	persons who were sentenced to criminal punishment for the crime of corruption, bribery, misappropriation of property or diversion of property or for disrupting the order of the socialist market economy, where not more than five years have elapsed since the expiration of the period of punishment; or persons who were deprived of their political rights for committing a crime, where not more than five years have elapsed since the expiration of the period of deprivation;

	(3)	persons who served as directors, or factory directors or managers, who bear personal liability for the bankruptcy liquidation of their companies or enterprises, where not more than three years have elapsed since the date of completion of the bankruptcy liquidation;

	(4)	persons who served as the legal representatives of companies or enterprises that had their business licenses revoked for breaking the law, where such representatives bear individual liability therefor and not more than three years have elapsed since the date of revocation of the business license;

	(5)	persons with comparatively large debts that have fallen due but have not been settled;

	(6)	persons whose cases have been placed on the docket and are being investigated by the judicial authorities because they violated the criminal law, and such cases are still pending;

	(7)	national civil servants;

	(8)	persons who may not serve as leaders of enterprises by virtue of laws;

	(9)	persons who are non-natural persons;

	(10)	persons ruled by a competent authority to have violated securities-related regulations, where such violation involved fraudulent or dishonest acts and not more than five years have elapsed since the date of the ruling;

	(11)	persons who are determined to be banned from entering the securities market by the State Council authorities in charge of securities and whose ban has not been lifted;

	(12)	persons who may not serve as a director, supervisor, manager or other senior management staff of the Company by virtue of laws and regulations of the State and the Listing Rules.

As for the current directors, under the above circumstance set forth above, the Board of Directors shall immediately stop relevant directors from performing their duties since the date of knowing the situation occurred, and advice the Shareholders’ General Meeting to replace such directors. As for the Manager, the Board of Directors shall immediately stop relevant Manager from performing his or her duties since the date of knowing the situation occurred, and convene the meeting of the Board of Directors to dismiss such Manager. As for the current supervisors, under the above circumstance set forth, the Board of Directors shall immediately stop relevant supervisors from performing their duties since the date of knowing the situation occurred, and advice the Shareholders’ General Meeting or the employee representative congress to replace such supervisors.

Article 164.	No director may act on behalf of the Company or the Board of Directors in his or her own name unless these Articles of Association specify that he or she may do so or he or she is lawfully authorized to do so by the Board of Directors. A director shall declare his or her position and capacity in advance if, when such director is acting in his or her private capacity, a third party would reasonably assume him or her to be acting on behalf of the Company or the Board of Directors.

Article 165.	The validity of an act of a director, the Manager or other senior management staff of the Company on behalf of the Company shall not, vis-à-vis a bona fide third party, be affected by any non-compliance in his or her holding of such office, election or qualification.

Article 166.	In addition to obligations imposed by laws, the administrative rules and regulations as well as the listing rules of the stock exchanges on which shares of the Company are listed, the Company’s directors, supervisors, Manager and other senior management staff shall owe each shareholder the following obligations in the exercise of the functions and powers granted to them by the Company:

	(1)	not to cause the Company to exceed the scope of business stipulated in its business license;

	(2)	to act honestly in the best interest of the Company;

	(3)	not to deprive the Company of its property in any way, including (but not limited to) any opportunities that are advantageous to the Company;

	(4)	not to deprive shareholders of their individual rights and interests, including (but not limited to) rights to distributions and voting rights, unless pursuant to a restructuring of the Company submitted to and adopted by the Shareholders’ General Meeting in accordance with these Articles of Association of the Company;

	(5)	the obligations required by the laws of the place or the relevant provisions of the stock exchange where the Company’s shares are listed.

Article 167.	The Company’s directors, supervisors, Manager and other senior management staff shall have an obligation, in the exercise of their rights or discharge of their obligations, to perform their acts with the care, diligence and skill that a reasonably prudent person should exercise in comparable circumstances, including but not limited to the relevant Professional Moralities and Code of Conduct for employees developed by the Company.

Article 168.	The Company’s directors, supervisors, Manager and other senior management staff must, in the performance of their duties and responsibilities, abide by the fiduciary principle and shall not place themselves in a position where their personal interests and their duties may conflict. This principle shall include but not be limited to the fulfillment of the following obligations:

	(1)	to act honestly in the best interest of the Company;

	(2)	to exercise powers within the scope of their functions and powers and not to exceed such powers;

	(3)	to personally exercise the discretion vested in him or her and not allow himself or herself to be manipulated by another person and, unless permitted by laws, administrative regulations or with the informed consent of the Shareholders’ General Meeting, not to delegate the exercise of his or her discretion;

	(4)	to accord equal treatment to shareholders of the same class and fair treatment to shareholders of different classes;

	(5)	not to conclude a contract or enter into a transaction or arrangement with the Company except as otherwise provided in these Articles of Association or with the informed consent of the Shareholders’ General Meeting;

(6)	not to use Company property for his or her own benefit in any way without the informed consent of the Shareholders’ General Meeting;

(7)	not to use his or her functions and powers as a means to accept bribes or other forms of illegal income, and not to illegally appropriate Company property in any way, including (but not limited to) any opportunities that are advantageous to the Company;

(8)	not to accept commissions in connection with Company transactions without the informed consent of the Shareholders’ General Meeting;

(9)	to abide by these Articles of Association, to perform his or her duties faithfully, to protect the interests of the Company, and not to use his or her position, functions and powers in the Company to seek personal gain;

(10)	not to compete with the Company in any way without the informed consent of the Shareholders’ General Meeting;

(11)	not to divert Company funds, not to deposit Company assets or funds in accounts opened in his or her own or in another name; not to lend Company funds to others, and not to use Company property as security for the debts of other individuals without the consent of the Shareholders’ General Meeting or Board of Directors;

(12)	without the informed consent of the Shareholders’ General Meeting, not to disclose confidential information relating to the Company that was acquired by him or her during his or her tenure; and not to use such information except in the furtherance of the interests of the Company; however, such information may be disclosed to a court or other competent government authorities if:

i.	provided for by laws;

ii.	required in the public interest;

iii.	required in the personal interest of such director, supervisor, Manager or other senior management staff of the Company.

Income derived by the directors, Manager and other senior management staff in breach of this Article shall belong to the Company; and they shall be held liable for damages if, as a result of violating a regulation, they cause the Company to sustain a loss.

Article 169.	In case the Shareholders’ General Meeting requires the directors, supervisors, Manager and senior management staff to attend the meeting, the directors, supervisors, Manager and senior management staff shall provide explanations in response to the queries and suggestions made by shareholders at a Shareholders’ General Meeting, unless a matter involves trade secrets of the Company that cannot be disclosed at a Shareholders’ General Meeting.

The directors, Manager and senior management staff shall provide true information and data to the Board of Supervisors and not interfering with the Board of Supervisors or supervisors in the exercise of their functions and powers.

Article 170.	A director, a supervisor, the Manager or other senior management staff of the Company may not incite the following persons or organizations (“connected persons”) to do what such director, supervisor, manager or other senior management staff may not do:

(1) the spouse or a minor child of such director, supervisor, Manager or other senior management staff of the Company;

(2) a trustee of such director, supervisor, Manager or other senior management staff of the Company or of any person referred to in item (1) hereof;

(3) a partner of such director, supervisor, Manager or other senior management staff of the Company or of any person referred to in items (1) and (2) hereof;

(4) a company over which such director, supervisor, Manager or other senior management staff of the Company, alone or jointly with any person referred to in items (1), (2) and (3) hereof or any other director, supervisor, Manager or other senior management staff of the Company, has de facto control;

(5) a director, a supervisor, the Manager or other senior management staff of a company being controlled as referred to in item (4) hereof.

Article 171.	If a director, a supervisor, the Manager and other senior officer tender his or her resignations or his or her term of office expires, the fiduciary obligation of the Company’s directors, supervisors, Manager and other senior management staff do not necessarily cease with the termination of their tenure. A director, the supervisor, the Manager and other senior officer’s obligation to maintain the confidentiality of the Company’s trade secrets shall survive the end of his or her term, until such secrets enter the public domain. The term of survival of his or her other obligations shall be decided upon according to the principle of fairness, the time elapsed between the director’s departure from office and the occurrence of the event, and the circumstances and conditions of the termination of his or her relationship with the Company.

Article 172.	A director, a supervisor, the Manager or other senior officer who causes the Company to sustain a loss as a result of a violation of a law, administrative regulations and rules, department rules or a breach of these Articles of Association by him or her during the performance of his or her Company duties shall be liable for damages.

A director, a supervisor, the Manager or other senior officer who causes the Company to sustain a loss due to his or her unauthorized departure from office prior to the end of his or her term of office.

Article 173.	A director, a supervisor, the Manager or other senior management staff of the Company may, by informed decision of the Shareholders’ General Meeting, be relieved from liability for a specific breach of his or her obligations, except in circumstances as specified in Article 58 of the Articles of Association.

Article 174.	If a director, a supervisor, the Manager or other senior management staff of the Company is, directly or indirectly, materially interested in a contract, transaction or arrangement concluded or planned by the Company (excluding his or her engagement contract with the Company), he or she shall disclose the nature and extent of his or her interest to the Board of Directors at the earliest opportunity, whether or not the matter is normally subject to the approval of the Board of Directors.

A director may not vote on any contract, transaction or arrangement in which he or she or any close associate connected to him or her (as defined in the applicable securities listing rules amended from time to time) has a material interest and which is to be approved by the Board of Directors or any other proposals related thereto. Additionally, he or she may not count in the quorum for the meeting.

Unless the interested director, supervisor, Manager or other senior management staff of the Company has disclosed such interest to the Board of Directors as required under the first paragraph hereof and the matter has been approved by the Board of Directors at a meeting in which he or she was not counted in the quorum and had refrained from voting, the Company shall have the right to void the contract, transaction or arrangement, unless the other party is a bona fide party acting without knowledge of the breach of obligation by the director, supervisor, Manager or other senior management staff concerned.

A director, a supervisor, the Manager or other senior management staff of the Company shall be deemed to be interested in any contract, transaction or arrangement in which a connected person of that director, supervisor, Manager or other senior management staff is interested.

Article 175.	If a director, a supervisor, the Manager or other senior management staff of the Company gives a written notice to the Board of Directors before the conclusion of the contract, transaction or arrangement is first considered by the Company stating that, by reason of the contents of the notice, he or her is interested in the contract, transaction or arrangement that may subsequently be made by the Company, such director, supervisor, Manager or other senior management staff of the Company shall be deemed for the purposes of the preceding Articles of this Chapter to have declared his interest, to the extent stated in the notice.

Article 176.	The Company may not in any manner pay tax on behalf of its directors, supervisors, Manager or other senior management staff.

Article 177.	The Company may not directly or indirectly provide a loan to, or loan guarantees for, its directors, supervisors, Manager and other senior management staff or those of its parent company, or provide loans to or loan guarantees for connected persons of the above-mentioned persons.

The provisions of the preceding paragraph shall not apply to the following circumstances:

(1) the provision by the Company of a loan to or a loan guarantee for a subsidiary of the Company;

(2) the provision by the Company of a loan, loan guarantee or other moneys to a director, a supervisor, the Manager or other senior management staff of the Company under an engagement contract approved by the Shareholders’ General Meeting, so as to enable him to meet the expenses incurred for the purposes of the Company or for the performance of his or her Company duties;

	(3)	the provision by the Company of a loan or a loan guarantee to a relevant director, a supervisor, the Manager or other senior management staff of the Company or to a connected person thereof on normal commercial terms, if the ordinary scope of business of the Company includes the lending of money or the provision of loan guarantees.

Article 178.	A loan provided by the Company in breach of the preceding Article shall be immediately repaid to the Company by the recipient of the loan, regardless of the terms of the loan.

Article 179.	A loan guarantee provided by the Company in breach of the first paragraph of Article 177 shall be unenforceable against the Company, unless:

	(1)	the loan was provided to a connected person of a director, a supervisor, the Manager or other senior management staff of the Company or of its parent company, and at the time the loan was advanced the lender did not know the relevant circumstances;

	(2)	the collateral provided by the Company has been lawfully sold by the lender to a bona fide purchaser.

Article 180.	For the purposes of the preceding Articles of this Chapter, the term “guarantee” shall include an act whereby the guarantor assumes liability or provides property to guarantee or secure the performance of obligations by the obligor.

Article 181.	Following the approval of the Shareholders’ General Meeting, the Company may purchase liability insurances for the directors, supervisors, Manager and other senior management staff, unless the liability is caused by the violation of the laws, administrative regulations and rules, as well as these articles of association by the Company’s directors, supervisors, the Manager or other senior management staff.

Article 182.	If a director, a supervisor, the Manager or other senior management staff of the Company breaches his or her obligations to the Company, the Company shall, in addition to any rights and remedies provided by laws or administrative rules and regulations, have the right to:

	(1)	require the relevant director, supervisor, Manager or other senior management staff to compensate for the losses sustained by the Company as a consequence of his or her dereliction of duty;

	(2)	rescind any contract or transaction concluded by the Company with the relevant director, supervisor, Manager or other senior management staff and contracts or transactions with a third party (where such third party is well aware or should know that the director, supervisor, Manager or other senior management staff representing the Company was in breach of his or her obligations to the Company);

	(3)	require the relevant director, supervisor, Manager or other senior management staff to surrender the gains derived from the breach of his or her obligations;

	(4)	recover any moneys received by the relevant director, supervisor, Manager or other senior management staff that should have been received by the Company, including (but not limited to) commissions;

	(5)	require the relevant director, supervisor, Manager or other senior management staff to return the interest earned or possibly earned on the moneys that should have been given to the Company.

Article 183.	The Company shall conclude written contracts with each director and supervisor of the Company concerning his or her remuneration. Such contracts shall be approved by the Shareholders’ General Meeting before they are entered into. The aforementioned remuneration shall include:

	(1)	remuneration in respect of his or her service as a director, supervisor or senior management staff of the Company;

	(2)	remuneration in respect of his service as a director, supervisor or senior management staff of a subsidiary of the Company;

	(3)	remuneration for other services provided toward the management of the Company or a subsidiary thereof;

	(4)	the payment by way of compensation for his or her loss of office or retirement to the aforementioned directors and supervisors in respect of redundancy or retirement.

A director or supervisor may not sue the Company for benefits due to him or her on the basis of the aforementioned matters, except under a contract as mentioned above.

Article 184.	The Company shall specify in the contract concluded with a director or supervisor of the Company concerning his or her remuneration that in the event of a takeover of the Company, a director or supervisor of the Company shall, subject to prior approval of the Shareholders’ General Meeting, have the right to receive the compensation or other moneys obtainable for loss of office or retirement. For the purposes of the preceding paragraph, the term “a takeover of the Company” shall mean either of the following:

	(1)	anyone making a purchase offer to all of the shareholders;

	(2)	anyone making a purchase offer with a view to the offeror becoming a controlling shareholder as defined in the Article 59 of these Articles of Association.

If the relevant directors or supervisors have failed to comply with this Article, any sums received by themselves shall belong to those persons that have sold their shares as a result of their acceptance of the aforementioned offer, and the expenses incurred in the pro rata distribution of such sums shall be borne by the relevant directors or supervisors and may not be paid out of such sums.

CHAPTER 17 Financial and Accounting Systems,
Distribution of Profits, Auditing

Article 185.	The Company shall formulate its own financial and accounting systems in accordance with laws, administrative regulations and China’s accounting standards formulated by the State Council’s department in charge of finance.

Article 186.	The Company shall adopt the Gregorian calendar year as its fiscal year, which shall commence on January 1 and end on December 31 of the same Gregorian calendar year.

The Company shall adopt the Renminbi as its bookkeeping base currency and its account books shall be kept in Chinese.

The Company shall prepare financial reports at the end of each fiscal year. Such reports shall be audited by an accounting firm in accordance with the laws.

Article 187.	The Board of Directors of the Company shall place before the shareholders at each annual Shareholders’ General Meeting such financial reports as relevant laws, administrative regulations and normative documents promulgated by the local government and the authorities-in-charge require the Company to prepare. Such reports shall be subject to verification.

Article 188.	The financial reports of the Company shall be made available for inspection by shareholders 20 days prior to an annual Shareholders’ General Meeting. Each shareholder of the Company shall have the right to obtain a copy of the financial reports referred to in this Chapter.

The Company will send the aforementioned financial reports to each holder of H shares by prepaid mail at the recipient’s address shown in the register of shareholders at least 21 days prior to an annual Shareholders’ General Meeting.

Subject to the laws, regulations and listing rules of the place where Company’s shares are listed, the aforementioned financial reports may be provided to shareholders by other means as specified in Article 236 of these Articles of Association.

Article 189.	The financial statements of the Company shall be prepared not only in accordance with PRC accounting standards and regulations but also in accordance with international accounting standards or the accounting standards of the place outside the PRC where shares of the Company are listed. If there are material differences in the financial statements prepared in accordance with these two sets of accounting standards, such differences shall be stated in the notes to such financial statements. For purposes of the Company’s distribution of after-tax profits of a given fiscal year, the lesser of the amounts of after-tax profits shown in the aforementioned two kinds of financial statements shall govern.

Article 190.	Interim results or financial information published or disclosed by the Company shall be prepared in accordance with PRC accounting standards and regulations as well as international standards or the accounting standards of the place outside the PRC where shares of the Company are listed.

Article 191.	The Company shall publish four financial reports every fiscal year, namely an Q1 financial report within 30 days after the end of the first three months of the fiscal year, an interim financial report within 60 days after the end of the first six months of the fiscal year, an Q3 financial report within 30 days after the end of the first nine months of the fiscal year and an annual financial report within 120 days after the end of the fiscal year.

Article 192.	The Company’s financial and accounting reports shall be prepared in accordance with relevant laws, administrative regulations and departmental rules.

Article 193.	The Company may not keep account books other than the statutory account books.

Article 194.	The basic principles of profit distribution policy of the Company are as follows:

(1) taking full account of return to investors and distributing dividend to shareholders per annum in proportion to the distributable dividend realized for the year concerned;

(2) maintaining the continuity and stability of the Company’s dividend distribution policy, while at the same time take care of the interest of the Company in the long term, the interest of the shareholders as a whole, as well as the sustainable development of the Company;

(3) giving priority to dividend distribution in cash.

Article 195.	When the Company distributes its after-tax profits for a given year, it shall allocate 10 percent of profits to its statutory common reserve. The Company shall no longer be required to make allocations to its statutory common reserve once the aggregate amount of such reserve reaches at least 50 percent of its registered capital.

If the Company’s statutory common reserve is insufficient to make up losses from previous years, the Company shall use its profits from the current year to make up such losses before making the allocation to its statutory common reserve in accordance with the preceding paragraph.

After making the allocation from its after-tax profits to its statutory common reserve as well as statutory public welfare fund, the Company may, subject to a resolution of the Shareholders’ General Meeting, make an allocation from its after-tax profits to the discretionary common reserve.

After the Company has made up its losses and made allocations to its common reserves, the remaining profits of the Company shall be distributed in proportion to the shareholdings of its shareholders. Shares of the Company that are held by the Company itself shall not participate in the distribution of profits.

Article 196.	Before making up its losses and made allocations to the statutory common reserve, the Company shall not distribute dividends or distribute profits to shareholders. The Company’s dividend does not bear any interest, unless the Company fails to distribute relevant dividends to the shareholders.

Any amount paid up in advance of calls on any share may carry interest but shall not entitle the holder of the share to participate in respect thereof in a dividend subsequently declared.

Article 197.	The capital common reserve shall include the following funds:

(1) the premiums obtained from the issue of shares above par;

(2) other revenue required by the State Council’s finance authority to be included in the capital common reserve.

Article 198.	The Company’s common reserves (referring to the statutory reserve fund, any fund and capital fund) shall be used to make up the Company’s losses, to expand the Company’s production and operations or, through conversion into capital, to increase the Company’s capital. However, the capital common reserve will not be used to make up the Company’s losses.

When funds in the statutory common reserve are converted into capital by the Company through the resolution at the Shareholders’ General Meeting, the new shares shall be issued according to the original proportion of shares held by the shareholders, or the par value of shares shall be increased. However, in case that the statutory common reserve are converted into capital, the remaining of the reserve shall not be less than 25 percent of the registered capital of the Company before the conversion.

Article 199.	Dividend distribution policies of the Company are to be specified as follows:

	(1)	dividend shall be distributed in the following manner: the Company may distribute dividends in cash, in shares or in a combination of both cash and shares. Subject to conditions, interim profit distribution may be made by the Company;

	(2)	specific circumstances for and proportions of cash dividend of the Company: save in exceptional circumstances, if the Company’s profit for the year and its cumulative undistributed profit are positive, the Company may distribute dividend in cash and the profit to be distributed in cash per annum will not be less than 10 percent of the distributable profit realized for that year, or that the total profit to be distributed in cash in the past three years will not be less than 30 percent of the average annual distributable profit realized in the past three years;

The exceptional circumstances refer to the following:

i.	where the auditing firm issues a non-standard unqualified audit report on the financial report of the Company for the year; and

ii.	where the Company has major investment plan or significant cash expenditure (fund raising projects excepted).

	(3)	Conditions for distributing dividends in shares by the Company: where the Company’s business is in a sound condition, and the Board of Directors considers that the stock price of the Company does not reflect its share capital size and distributing dividend in shares will be favorable to all shareholders of the Company as a whole, provided that the above conditions of cash dividend are fully met, the Company may propose dividend distribution in shares;

	(4)	Upon occurrence of any illegal appropriation of the Company’s funds by the shareholders, the Company shall deduct the cash bonus to be paid to such shareholders to make up for the funds appropriated by such shareholders.

Article 200.	Procedures for considering the profit distribution plan of the Company:

	(1)	The profit distribution plan of the Company shall be drawn up by the management before being submitted to the Board of Directors and the supervisory committee of the Company for consideration. The Board of Directors shall thoroughly discuss the rationality of the profit distribution plan and form a specific resolution before submitting it to the general meeting for consideration. In considering the profit distribution plan, the Company shall make Internet voting accessible to the shareholders.

(2) Where the Company does not distribute cash dividend by reason of the exceptional circumstances in Article 199 above, the Board of Directors shall explain the specific reasons for not distributing cash dividends, the exact purpose for the retained profit and the estimated investment return, and upon the independent Directors having expressed their opinions thereon, submit such proposal to the general meeting for consideration, and disclose the same in the media designated by the Company.

Article 201.	Implementation of the profit distribution plan of the Company: After the profit distribution plan has been resolved at a general meeting, the Board of Directors shall complete dividend (or share) distribution within two months after the holding of such meeting.

Article 202.	Alteration of the Company’s profit distribution policy:

In case of force majeure events such as war, natural disasters, or changes to the Company’s external operational environment resulting in material impact on its production and operation, or relatively significant changes to the Company’s operational position, the Company may adjust its profit distribution policy.

The Board of Directors shall conduct specific discussion over adjustment to the Company’s profit distribution policy, provide detailed reasons for such adjustment, form a written report to be considered by independent Directors, and then submit to the general meeting for approval by way of a special resolution. In considering alterations to the profit distribution policy, the Company shall make Internet voting accessible to the shareholders.

Article 203.	Dividends and other payments by the Company to holders of domestic investment shares shall be distributed and paid in Renminbi, whereas those to holders of overseas listed foreign investment shares shall be denominated and declared in Renminbi and paid in HK Dollars. The foreign currency for the cash dividends and other payments by the Company to holders of overseas listed foreign investment shares and other holders of foreign investment shares shall be handled in accordance with state regulations on foreign exchange control.

Article 204.	Unless otherwise provided in relevant laws and Administrative regulations, where cash dividends and other amounts are paid in HK Dollars, the average selling price of the relevant foreign exchange posted by the People’s Bank of China for the Gregorian calendar week immediately preceding the date of declaration of the dividends or other payment shall be used as the exchange rate.

Article 205.	Subject to the paragraph 2, Article 61 and the item (18), paragraph 1, Article 112 of these Articles of Association, the Board of Directors may decide to distribute the interim dividend or special dividend.

Article 206.	When distributing dividends to shareholders, the Company shall withhold and turn over the tax payable on the dividend income of shareholders based on the amount distributed and in accordance with PRC tax laws.

Article 207.	The Company shall appoint receiving agents for holders of overseas listed foreign investment shares to collect on behalf of the relevant shareholders the dividends distributed and other moneys payable in respect of overseas listed foreign investment shares.

The receiving agents appointed by the Company shall meet the requirements of the laws of the place, or the relevant regulations of the stock exchange, where shares are listed.

The receiving agents appointed by the Company for the holders of overseas listed foreign investment shares listed on the SEHK shall be trust companies registered under the Trustee Ordinance of Hong Kong.

Under the premise of obeying the laws of China, the Company has the right to forfeit the unclaimed dividends, subject to the expiry of the applicable relevant limitation period.

The Company shall have the right to cease sending dividend warrants to holders of overseas listed foreign investment shares by post, but such right shall only be exercised until the dividend warrants have been left uncashed on two consecutive occasions. However, such power may be exercised after the first occasion on which such a warrant is returned undelivered.

The Company shall have the right to sell the shares of untraceable shareholders of overseas listed foreign investment shares in the manner as the Board of Directors thinks appropriate, subject to compliance with the following conditions:

(1) during a period of 12 years at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed;

(2) on expiry of the 12 years the Company gives notice of its intention to sell the shares by way of advertisements published in one or more newspapers in the place of listing of the Company and notifies the securities regulatory authority where the Company’s shares are listed of such intention.

Article 208.	The Company shall implement an internal auditing system and appoint dedicated auditing personnel to carry out internal auditing and supervision of the Company’s financial revenues and expenditures, and economic activities.

Article 209.	The Company’s internal auditing system and the responsibilities of its auditing personnel shall be implemented after the approval thereof by the Board of Directors. The person in charge of auditing shall be accountable and report to the Board of Directors.

CHAPTER 18 Engagement of Accounting Firms

Article 210.	The Company shall engage an independent accounting firm that complies with relevant provisions of PRC laws to audit the annual financial reports and review other financial reports of the Company，make verification of net assets and provide other consulting-related services.

The Company’s engagement of accounting firm shall be decided by the Shareholders’ General Meeting following the approval of the Audit Committee.

Article 211.	The term of engagement of an accounting firm engaged by the Company is one year, which shall commence upon the adjournment of the annual Shareholders’ General Meeting of the Company and end upon the adjournment of the next annual Shareholders’ General Meeting. The accounting firm could be re-appointed if the term is expired.

Article 212.	An accounting firm engaged by the Company shall have the following rights:

(1) the right of access to the account books, records or vouchers of the Company and the right to require directors, the Manager and other senior management staff of the Company to provide relevant information and explanations at any time;

(2) the right to require the Company to take all reasonable measures to obtain from its subsidiaries the information and explanations necessary for the accounting firm to perform its duties;

(3) the right to attend shareholders’ meetings in a non- voting capacity, to receive notice of or other information concerning any meetings of or concerning which shareholders have a right to receive notice or other information, and to be heard at any shareholders’ meetings on any matter which relates to it as the accounting firm of the Company.

Article 213.	If the position of accounting firm becomes vacant, the Board of Directors may following the approval of the Audit Committee appoint an accounting firm to fill such vacancy before a Shareholders’ General Meeting is held. However, if there are other accounting firms holding the position of accounting firm of the Company while such vacancy persists, such accounting firms may continue to act.

Article 214.	The Shareholders’ General Meeting may by ordinary resolution decide to dismiss any accounting firm prior to the expiration of its term of engagement, notwithstanding anything in the contract between the accounting firm and the Company, but without prejudice to such accounting firm’s right, if any, to claim damages from the Company in respect of such dismissal.

Article 215.	The remuneration or method of determining the remuneration of an accounting firm shall be decided upon by the Shareholders’ General Meeting. The remuneration of an accounting firm engaged by the Board of Directors shall be determined by the Board of Directors after being approved by the Audit Committee and shall be reported to the Shareholders’ General Meeting for approval.

Article 216.	The engagement, dismissal or non-renewal of engagement of an accounting firm shall be decided upon by the Shareholders’ General Meeting. If there are relevant provisions in the applicable laws, administrative regulations and rules and/or the relevant listing rules, the Company shall disclose such provisions of the Shareholders’ General Meeting on relevant newspapers or periodicals, and describe the reasons for replacement if necessary, as well as report them to the State Council authorities in charge of securities and Chinese Institute of Certified Public Accountants for record.

Article 217.	Where a resolution at a Shareholders’ General Meeting is to be passed to appoint as accounting firm an accounting firm other than an incumbent accounting firm, to fill a casual vacancy in the office of accounting firm, or to reappoint an accounting firm engaged by the Board of Directors to fill the vacancy in the office of accounting firms or to remove an accounting firm before the expiration of its term of office, matters shall be handled in accordance with the following provisions:

(1)	the motion of engagement or dismissal shall be sent, before issuance of the notice of the Shareholders’ General Meeting, to the accounting firm proposed to be appointed or the accounting firm proposing to leave its post or the accounting firm that has left its post in the relevant fiscal year; leaving includes leaving by removal, resignation and retirement;

(2)	if the accounting firm leaving its post makes representations in writing and requests their notification to the shareholders, the Company shall (unless the representations are received too late):

i.	in any notice of the resolution given to shareholders, state the fact of the representations having been made by the accounting firm that is leaving its post;

ii.	serve a copy of the representations as an attachment to the notice on the shareholders by the method specified in these Articles of Association;

(3)	if the accounting firm’s representations are not sent under item (2) of this Article, the relevant accounting firm may, in addition to its right to be heard, require that the representations be read out at the Shareholders’ General Meeting;

(4)	an accounting firm that is leaving its post shall be entitled to attend:

i.	the Shareholders’ General Meeting at which its term of office would otherwise have expired;

ii.	any Shareholders’ General Meeting at which it is proposed to fill the vacancy caused by its removal;

iii.	any Shareholders’ General Meeting convened on its resignation.

The resigned accounting firm shall make a statement on the matters of his work as a former accountant at the above meeting and receive all notices of, and other information relating to, any such meeting, and to be heard at any such meeting which it attends on matters which concern it as former accounting firm of the Company.

Article 218.	When the Company dismisses or does not renew the engagement of an accounting firm, it shall give notice to the accounting firm 10 days in advance. The accounting firm shall have the right to present its views before the Shareholders’ General Meeting. If the accounting firm believes that the Company’s grounds for the dismissal or non-renewal of engagement of it are not justified, it shall appeal to the State Council authorities in charge of securities and Chinese Institute of Certified Public Accountants. In case the accounting firm tenders the resignation, it shall describe to the Shareholders’ General Meeting whether there is any improper matter.

The accounting firm shall place the resignation notice at the Company’s domicile to resign its position. The notice shall be effective on the date placing the notice at the Company’s domicile and the date specified in the notice, whichever is later. The notice shall include the following statements:

(1)	believing that the resignation does not involve any statement that shall be described to the Company’s shareholders or creditors; or

(2)	any such conditions that shall be described.

Where a notice is deposited under the preceding paragraph, the Company must within 14 days send a copy of the notice to the competent authority. If the notice contained a statement as mentioned in the two items of the preceding paragraph, the Company shall make a copy of such statement available at its offices for inspection by shareholders. The Company shall additionally send a copy of the aforementioned statement to each holder of H Shares by prepaid mail at the recipient’s address shown in the register of shareholders. Subject to the laws, regulations and listing rules of the place where Company shares are listed, a copy of the aforementioned statement may alternatively be provided to holders of H Shares by other means as specified in Article 236 of the Articles of Association.

If there is any statement that shall be described in the resignation notice submitted by the accounting firm, the accounting firm may require the Board of Directors to convene an extraordinary Shareholders’ General Meeting and listen to its explanations about the resignation.

CHAPTER 19 Merger and Division of the Company

Article 219.	The Company may carry out mergers or divisions in accordance with the laws.

Upon The merger or division of the Company, the Company’s Board of Directors shall take necessary measures to protect the lawful rights and interests of the shareholders who oppose the proposal for the merger or division of the Company.

Shareholders that oppose the proposal for the merger or division of the Company shall have the right to require the Company or shareholders that are in favor of such proposal to purchase their shares at a fair price.

The contents of resolutions approving the merger or division of the Company shall be compiled in a special document for inspection by shareholders. Holders of overseas listed foreign investment shares shall additionally be served copies of the aforementioned document by mail.

Article 220.	A merger involving the Company may take either the form of a merger by absorption or the form of a merger by new establishment.

If the Company is involved in a merger, the parties to the merger shall enter into a merger agreement. The parties to the merger shall prepare a balance sheet and a property list. Within 10 days from the date of adoption of the merger resolution, the Company shall notify its creditors and within 30 days it shall make an announcement in the newspapers. A creditor may, within 30 days from the date of receipt of the written notice or, if he did not receive a written notice, within 45 days from the date of the announcement, require the Company to pay its debt to him in full or to provide commensurate security.

When the Company is merged, the claims and debts of each party to the merger shall be succeeded to by the Company surviving the merger or the new company established subsequent to the merger.

Article 221.	If the Company is divided, its property shall be divided accordingly.

When the Company is divided, a division agreement shall be signed by all parties involved in the division and it shall prepare a balance sheet and a property list. Within 10 days from the date of adoption of the resolution on the division, the Company shall notify its creditors and within 30 days it shall make an announcement in the newspapers.

The post-division companies shall be jointly and severally liable for the pre-division debts of the Company, unless provided otherwise in a written agreement on debt repayment reached between the Company and a creditor prior to the division.

Article 222.	If a change occurs in the Company’s registered particulars due to its merger or division, the change shall be registered with the Company’s registrar in accordance with the laws. If the Company is dissolved, de-registration of the Company shall be carried out in accordance with the law. If a new company is established, registration of the establishment of such company shall be carried out in accordance with the laws.

CHAPTER 20 Dissolution and Liquidation of the Company

Article 223.	The Company shall be dissolved and liquidated in accordance with the laws if:

	(1)	the Shareholders’ General Meeting resolves to dissolve the Company;

	(2)	dissolution is necessary as a result of the merger or dissolution of the Company;

	(3)	the Company is legally declared bankrupt because it is unable to pay its debts as they fall due;

	(4)	the Company has its business license revoked, is ordered to close down or is shut down in accordance with the law for breaching laws and administrative regulations;

	(5)	serious difficulties arise in the operation and management of the Company and its continued existence would cause material loss to the interests of the shareholders and such difficulties cannot be resolved through other means, in which case shareholders holding at least 10 percent of all shareholders’ voting rights may petition a People’s Court to dissolve the Company.

Article 224.	If the Company is dissolved pursuant to item (1), (3), (4) or (5) of the preceding Article, it shall establish a liquidation committee and liquidation shall commence within 15 days from the date on which the cause for dissolution arose. The liquidation committee shall be composed of persons determined by the Board of Directors or the Shareholders’ General Meeting by ordinary resolution. If the Company fails to establish the liquidation committee and carry out the liquidation within the time limit, its creditors may petition a People’s Court to designate relevant persons to form a liquidation committee and carry out the liquidation.

Article 225.	If the Board of Directors decides that the Company should be liquidated (otherwise than because of a declaration of bankruptcy), the notice of the Shareholders’ General Meeting convened for such purpose shall include a statement to the effect that the Board of Directors has made full inquiry into the position of the Company and that the Board is of the opinion that the Company can pay its debts in full within 12 months after the commencement of liquidation.

The functions and powers of the Board of Directors shall terminate immediately upon the adoption by the Shareholders’ General Meeting of a resolution to carry out liquidation.

The liquidation committee shall take instructions from the Shareholders’ General Meeting, and not less than once a year make a report to the Shareholders’ General Meeting on the committee’s receipts and expenditures, the business of the Company and the progress of the liquidation. It shall make a final report to the Shareholders’ General Meeting when the liquidation is completed.

Article 226.	The liquidation committee shall notify creditors within a period of 10 days from the date of its establishment and make announcements of the liquidation in the newspapers within 60 days. Claims shall be registered by the liquidation committee. During the claim declaration period, the liquidation committee may not pay any debts to creditors.

Article 227.	The liquidation committee shall exercise the following functions and powers during liquidation:

	(1)	to inventory the Company’s property, and to prepare a balance sheet and property list;

	(2)	to notify creditors by notice and public announcement;

	(3)	to dispose of unfinished business of the Company relating to the liquidation;

	(4)	to make full payment of taxes owed and of taxes incurred during the liquidation process;

	(5)	to liquidate claims and debts;

	(6)	to dispose of the Company’s property remaining after the debts are paid in full;

	(7)	to represent the Company in civil actions.

Article 228.	After the liquidation committee has inventoried the Company’s property and prepared a balance sheet and property list, it shall formulate a liquidation plan and submit such plan to the Shareholders’ General Meeting or the competent authority for confirmation.

After payment of the liquidation expenses, the Company’s property remaining shall pay in the following order: (i) the wages of the employees; (ii) social insurance premiums and statutory compensation; (iii) the taxes owed; (iv) bank loans, Company bonds and other Company debts.

The remaining assets after the disposal of the Company’s property in accordance with the preceding provision, the shareholders shall distribute them according to the type and proportion of shares held by them:

(1) in case of preferred shares, they shall be distributed to the shareholders of the preferred shares according to the par value of the preferred shares; in case the shares fail to repay for the preference shares, they shall be distributed according to the proportion of shares held by the shareholders of the preference shares;

(2) be distributed by the Company to the shareholders in proportion to the shares they hold.

During liquidation, the Company shall not engage in any business activities unrelated to the liquidation.

Article 229.	If the Company is liquidated due to dissolution and the liquidation committee, having inventoried the Company’s property and prepared a balance sheet and property list, discovers that the Company’s property is insufficient to pay its debts in full, it shall apply to the Peoples Court for a declaration of bankruptcy.

After the People’s Court has ruled to declare the Company bankrupt, the liquidation committee shall turn over the liquidation matters to the People’s Court.

Article 230.	Following completion of the liquidation of the Company, the liquidation committee shall prepare a liquidation report, as well as revenue and expenditure statement and financial account books in respect of the liquidation period, and, after verification thereof by a PRC certified public accountant, submit the same to the Shareholders’ General Meeting or the competent authority for confirmation.

Within 30 days from the date of confirmation of the aforementioned documents by the Shareholders’ General Meeting or the competent authority, the liquidation committee shall submit the same to the company registrar, apply for cancellation of the Company’s registration and publicly announce the Company’s termination.

CHAPTER 21 Procedures for Amending the Company’s Articles of Association

Article 231.	The Company may amend its Articles of Association in accordance with laws, administrative regulations and its Articles of Association.

Article 232.	The Company’s Articles of Association shall be amended in the following manner:

	(1)	the Board of Directors shall pass a resolution to draw up a proposal on amendment of the Company’s Articles of Association or the shareholders shall propose to amend the Company’s Articles of Association;

	(2)	the foregoing proposal shall be furnished to the shareholders in writing and a Shareholders’ General Meeting shall be convened to examine the contents of the proposal;

	(3)	the contents of the amendments submitted to the Shareholders’ General Meeting for resolution shall be approved by a special resolution.

Article 233.	The Company shall amend the Articles of Association if:

(1) provisions of the Articles of Association conflict with the Company Law or administrative regulations after such laws are amended;

(2) a change occurs in the Company’s situation and such change is inconsistent with the matters stated herein;

(3) the Shareholders’ General Meeting decides to amend the Articles of Association.

Article 234.	If an amendment to these Articles of Association involves matters provided for in the Mandatory Provisions of Articles of Association of Companies That List Overseas, it shall become effective upon approval by the authority that is authorized by the State Council to examine and approve companies.

Article 235.	If an amendment to these Articles of Association involves a registered particular of the Company, registration of the change shall be carried out in accordance with the laws.

If an amendment to the Articles of Association involves a matter which is required by the laws, the administrative rules and regulations to be disclosed, an announcement shall be made in accordance with regulations.

CHAPTER 22 Notices and Announcements

Article 236.	Notices (for the purposes of this Chapter, the term “notice” includes the notice of the meetings issued by the Company to its shareholders, Company communications and other written materials) of the Company shall be given or provided by one or more of the following means: (1) by hand; (2) by mail; by way of a public announcement; (4) other means recognized by the securities regulator of the place where Company shares are listed and by the stock exchange or specified in these Articles of Association.

As for the Company’s notice sent by way of a public announcement; such announcements must be published in the designated newspapers (if any) and/or other designated media (including websites) of the securities regulatory bodies and the stock exchange where the Company’s shares are listed.

As for the Company’s methods to send or provide notice to the shareholders of H shares in accordance with the Hong Kong Listing Rules, subject to other documents specified in the laws, regulations and listing rules of the place where Company shares are listed, the Company may issue or give corporate communications to holders of H shares by electronic means or publication of information on a website.

The term “corporate communication” means any document issued or to be issued by the Company for the information or action of holders of any Company securities. Such communications include but are not limited to:

(1) annual reports, including reports of the Board of Directors, the Company’s annual accounts together with the auditor’s reports and (where applicable) summary financial reports;

(2) interim reports and (where applicable) summary interim reports;

	(3)	notices of meetings;

	(4)	listing documents;

	(5)	circulars; and

	(6)	proxy forms.

Article 237.	For a Company notice given by hand, the person on whom it is served shall sign (of affix his or her seal to) the acknowledgement slip, and the date on which he or she signed in receipt shall be the date of service.

For a Company notice given by way of a public announcement, the first day of publication shall be the date of service.

When the notice is served by post, the notice shall be deemed as served 48 hours after the clearly stating the address, prepaying the postage, placing the notice in the envelope and inserting the envelope containing the notice in the mailbox.

Article 238.	A meeting and the resolutions adopted thereat shall not be invalidated due to the accidental omission to give notice of the meeting to, or the non-receipt of notice of the meeting by, a person entitled to receive notice.

CHAPTER 23 Dispute Resolution

Article 239.	The Company shall comply with the following rules for dispute resolution:

	(1)	If any dispute or claim that concerns Company affairs and is based on rights or obligations provided for in these Articles of Association, the Company Law or other relevant laws arises between a holder of overseas listed foreign investment shares and the Company, between a holder of overseas listed foreign investment shares and a director, a supervisor, the Manager or other senior management staff of the Company or between a holder of overseas listed foreign investment shares and a holder of domestic investment shares, the parties concerned shall submit the dispute or claim to arbitration.

When a dispute or claim as described above is submitted to arbitration, the dispute or claim shall be submitted in its entirety, and all persons (being the Company or shareholders, directors, supervisors, the Manager or other senior management staff of the Company) that have a cause of action due to the same facts or whose participation is necessary for the resolution of such dispute or claim shall submit to arbitration. Disputes regarding the definition of shareholders and the register of shareholders may be resolved by means other than arbitration.

	(2)	A dispute or claim submitted to arbitration may be arbitrated, at the option of the arbitration applicant, by either the China International Economic and Trade Arbitration Commission in accordance with its arbitration rules or the Hong Kong International Arbitration Centre in accordance with its securities arbitration rules. After the arbitration applicant has submitted the dispute or claim to arbitration, the other party must submit to the arbitration institution selected by the applicant.

(3)	If the arbitration applicant opts for arbitration by the Hong Kong International Arbitration Centre, either party may request arbitration to be conducted in Shenzhen in accordance with the securities arbitration rules of the Hong Kong International Arbitration Centre. Unless otherwise provided by laws or administrative regulations, PRC laws shall apply to the resolution by arbitration of disputes or claims referred to in item (1).

(4)	The award of the arbitration institution shall be final and binding upon each party.

CHAPTER 24 Supplementary Provisions

Article 240.	The Company’s Articles of Association are written in Chinese and English. If there is any discrepancy between the two versions, the Chinese version of the Articles of Association shall prevail.

Article 241.	The power to interpret these Articles of Association shall vest in the Board of Directors of the Company. The power to amend these Articles of Association shall vest in the Shareholders’ General Meeting.

Article 242.	For the purposes of these Articles of Association, the term “accounting firm” shall have the same meaning as the term “auditor”.

The “Manager”, “Senior Deputy Manager” and “Deputy Manager” in these Articles of Association refer to the Company’s “President”, “Senior Deputy President” and “Deputy President”.

The “Other Senior Management Staff” in these Articles of Association includes but not limited to “Senior Deputy President”, “Deputy President”, the “Chief Financial Officer” and the “Secretary to the Board” and so forth.

The “Executive Director” in these Articles of Association refers to the director working in the Company.

The “Actual Controller” in these Articles of Association refers to the person who has actually control over the actions of the Company via investment, agreement or other arrangement although he or she might not be the shareholder of the Company.

The “Close Associate” in these Articles of Association shall have the same meaning as defined in Rule 19A.04 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The “Secretary to the Board” in these Articles of Association shall have the same meaning as the “Company Secretary” under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.